EXHIBIT 10.3

DATED    April 2, 2007

(1) MCGURK GROUP LIMITED

MR P. J. FRAINE

MS J. K. MARTINDALE

MS A.J.CRISP

-and-

(2) SGS PACKAGING EUROPE HOLDINGS LIMITED

-and-

(3) MR P.E. McGURK

MR L. McGURK

MS A.L. AUSTIN

MR J.R. McCARTHY

-and-

(4) MR P.E.MCGURK

- and –

(5) SGS INTERNATIONAL INC.

SHARE SALE AND PURCHASE AGREEMENT

relating to the sale and purchase of the entire issued share capital of Thames McGurk

Limited

Sandersons

Solicitors

17-19 Parliament Street

Kingston upon Hull

HU1 2BH

MDX 11938 Hull

Main Switchboard: 01482 324662

Fax: 01482 223110

www.sandersonssolicitors.co.uk

THIS AGREEMENT is made the 2nd day of April 2007

BETWEEN:

(1)	The several persons whose names and addresses are set out in the first column of Schedule 1 (together the “Vendors”)

(2)	SGS PACKAGING EUROPE HOLDINGS LIMITED a company registered in England under number 05429840 whose registered office is at Citadel Trading Park Garrison Road Hull HU9 1TQ (the “Purchaser”)

(3)	The several persons whose names and addresses are set out in Schedule 9 (together the “Studios Vendors”)

(4)	PATRICK EDWARD McGURK of 20 Alanhall Way Westella Road Kirkella East Yorkshire HU10 7QU (the “Guarantor”) and

(5)	SGS INTERNATIONAL INC. a company registered in Delaware of 426 West Main Street, Suite 500, Louisville, Kentucky 4200 USA (the “Purchaser Guarantor”)

RECITALS

The Purchaser wishes to acquire the entire issued share capital of Thames McGurk Limited from the Vendors on and subject to the terms of this Agreement.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

In this Agreement (including the Schedules) where the context so admits the following words and expressions shall have the following meanings:

“Accounting Practice”	accounting conventions standards principles and practices generally accepted in the United Kingdom complying with the Companies Acts and complying with all applicable FRS and SSAP;

“Audited Accounts”

the audited balance sheet of the Company made up as at the Balance Sheet Date and the audited profit and loss account of the Company for the accounting reference period ended on that date including the notes thereto the directors’ report and the auditors’ report a copy of which is annexed to the Disclosure Letter;

“Balance Sheet Date”	31st March 2006;

“Business Day”	a day (other than a Saturday or Sunday) when the banks are open for Business in London;

“Claim”

a claim by the Purchaser against the Vendors under or in relation to this Agreement or the Tax Deed or against the Studios Vendors under or in relation to the Studios Agreement or the Studios Tax Deed.and “Claims” shall be construed accordingly;

“Companies Acts”	the Companies Act 1985 and the Companies Act 1989;

“Company”	Thames McGurk Limited a company registered in England under number 2836677 and incorporated on 15th July 1995 under the Companies Acts 1985-1989;

“Completion”	completion of the sale and purchase of the Sale Shares in accordance with Clause 5;

“Completion Accounts”:	the accounts prepared in accordance with Paragraph 2 of Part 1 of Schedule 7;

“Completion Accounts Date”	31 March 2007;

“Completion Date”	the date of this Agreement;

“Consultancy Agreement”	a consultancy agreement to be entered into on Completion between the Purchaser (1) and Patrick Edward McGurk (2) in the agreed terms;

“Continuing Directors”:	the persons named in Schedule 2 as continuing directors following Completion;

“Directors”	the persons named in Schedule 2 as directors of the Company;

“Disclosed”

Fairly disclosed in the Disclosure Letter in such manner and in such detail as to enable the Purchaser (with the assistance, where appropriate, of professional advisers) to make a properly informed and materially accurate assessment of the extent and implications of the matter disclosed;

“Disclosure Letter”	the letter of the same date as this Agreement written by and delivered by the Vendors to the Purchaser in the agreed terms;

“encumbrance”

includes any interest or equity of any person (including any right to acquire an option or right of pre-emption) or any mortgage charge pledge lien assignment hypothecation security interest (including any created by law) title retention or any other security agreement or arrangement or a rental hire purchase credit sale or other agreement or arrangement to create any of the same;

“Environmental Laws”

means all laws (whether statutory or common law and whether civil or criminal), insofar as they relate to the control and prevention of pollution of land, water or the atmosphere due to the release, discharge, spillage, entry, deposit, emission or other escape of Hazardous Substances or to noise, odour or other nuisances and the production, transportation, storage, treatment, recycling or disposal of waste and the protection of human health and life except to the extent such laws are dealt with under legislation relating to health and safety other than legislation relating to health and safety in relation of Hazardous Substances;

”Environmental Liability”

liability for any form of damage to the environment and for damage to living organisms or persons damage to land or person or property interference with a riparian or other proprietary or possessory right and public or private nuisance arising under any Environmental Laws;

”Finance Lease”

any lease hire agreement credit sale agreement purchase agreement conditional sale agreement or instalment sale and purchase agreement and any other agreement which should be treated in accordance with SSAP 21 (or any successor to it) as a finance lease or in the same way as a finance lease;

”FRS”	a financial reporting standard issue issued by the Accounting Standards Board for application in England and Wales and when referenced by a number means that particular financial reporting standard;

”Group”

in relation to a company the holding company of such company (if any) and the subsidiary companies of such holding company and such company and ”Group Company” shall be construed accordingly; in Schedule 4 and where otherwise indicated and where otherwise used in this Agreement in relation to taxation references to ”Group” or ”group” in relation to any company means such company and those companies (other than such company) which may be treated for purposes of taxation as being or as having been at any time either a member of the same group of companies or otherwise associated with such company;

“Hazardous Substances”

any organism products wastes pollutants contaminants or other substances (whether in solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) which may either alone or in combination be harmful to man or to the life or health of any other living organisms or deleterious to the environment;

”ICTA”	the Income and Corporation Taxes Act 1988;

”Indemnities”	the indemnities contained in clause 9 of this Agreement;

”Thames EBITDA Retention”	the sum of four hundred and sixty thousand pounds (£460,000) to be paid into the EBITDA Retention Account by the Purchaser on Completion in accordance with Clause 4.4.2;

”Management Accounts”

the management accounts of the Company for the period from the Balance Sheet Date to 31st December 2006 including a detailed balance sheet and a detailed profit and loss account a copy of which is annexed to the Disclosure Letter;

”Properties	the properties particulars of which are set out in Part 1 of Schedule 3 and ”Property” shall be construed accordingly;

“Provisional Consideration”	the consideration for the Sale Shares specified in Clause 3.1 of this Agreement;

”Purchaser’s Accountants”

Deloitte and Touche LLP of 1 City Square Leeds LS1 2AL or such other firm of chartered accountants as the Purchaser may nominate in writing from time to time to be its accountants for any of the purposes of this Agreement;

”Purchaser’s Solicitors”	Sandersons of 17 Parliament Street Kingston upon Hull HU1 2BH (Ref: DAR/EDC);

”Restricted Business”	the business or businesses of providing services and producing goods for clients for and in the management and production of visual brand communication for use on or in packaging and advertising and at point of sales including (without limitation) project management design artwork colour separation production of samples proofing colour management and flexographic plate making and any other business which is carried on by the Company at the date of Completion or which at or prior to Completion the Company has determined to carry on with a view to profit and references to “Restricted Business” shall include all and any such business or businesses;

”EBITDA Retention”	the sum of the Studios EBITDA Retention and the Thames EBITDA Retention;

”EBITDA Retention Account”

A bank account in the joint names of the Vendors’ Solicitors and the Purchaser’s Solicitors with the Royal Bank of Scotland plc to be operated in accordance with Clause 8 and the EBITDA Retention Account Letter;

”EBITDA Retention Account Letter”

the letter of instruction in the agreed terms in relation to the operation of the EBITDA Retention Account to be delivered by the Vendors and the Studios Vendors and the Purchaser to the Vendors’ Solicitors and the Purchaser’s Solicitors on Completion;

”Sale Shares”	the shares to be bought and sold pursuant to Clause 2 of this Agreement;

”SSAP”	any statement of standard accounting practice issued by the Institute of Chartered Accountants for application in England and Wales and where referenced by a number means that particular statement;

”Statement”	a statement in the agreed form relating to the sale and purchase of the Sale Shares contemplated by this Agreement;

”TCGA”	the Taxation of Chargeable Gains Act 1992;

”Tax” and “taxation”

all forms of taxation including (without limitation) corporation tax advance corporation tax income tax capital gains tax the charge under ICTA Section 601(2) value added tax the charge under Schedule 9A of VATA customs and other import duties inheritance tax stamp duty land tax stamp duty stamp duty reserve tax capital duty national insurance contributions foreign taxation and duties and any payment whatsoever which the Company may be or become bound to make to any person as a result of the operation of an enactment relating to taxation and all penalties, charges and interest relating to any claim for taxation or resulting from a failure to comply with the provisions of any enactment relating to taxation;

”Tax Deed”	the deed in the agreed terms and which is contained in Schedule 5 to be entered into by the Vendors and the Purchaser on Completion;

”Studios”	McGurk Studios Limited a company registered in England under Number 2560917 and incorporated on 21st November 1990 under the Companies Acts 1985-1989;

”Studios Agreement”

an agreement of even date with this Agreement to be made between the Studios Vendors (1) and the Purchaser (2) the Vendors (3) and Patrick Edward McGurk (4) and SGS International Inc.(5) relating to the sale and purchase by the Purchaser of the entire issued share capital of Studios;

Title Deeds	the title deeds listed in Part 2 of Schedule 3:

”Studios EBITDA Retention”

the sum of one million one hundred and sixty thousand pounds (£1,160,000) to be paid into the EBITDA Retention Account by the Purchaser on Completion in accordance with Clause 4.4.2 of the Studios Agreement;

”Studios Tax Deed”	the tax deed in the form set out in Schedule 5 of and executed pursuant to the Studios Agreement;

“Warranties”	the warranties and representations set out in Clause 7.1 and Schedule 4;

“Warranty Claim”	a claim by the Purchaser for breach of any of the Warranties or any of the warranties contained in the Studios Agreement;

”VATA”	the Value Added Taxes Act 1994;

“Vendors’ Accountants”	Sadofskys of Princes House, Wright Street, Hull, HU2 8HX and who are also the Studios Vendors’ Accountants;

“Vendors Solicitors”	Rollits of Wilberforce Court High Street Hull HU1 1YJ (Ref:SJT) and who are also the Studios Vendors’ Solicitors;

1.2	In this Agreement where the context so admits:

1.2.1	save as expressly defined in this Agreement words and phrases the definition of which are contained or referred to in Part XXVI of the Companies Act 1985 shall be construed as having the meanings thereby attributed to them;

1.2.2	references to statutory provisions shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and shall include references to any re-enactments (whether with or without modification) and provisions of which they are re-enactments whether with or without modification and includes any former legislation which it re-enacts consolidates or replaces and any order regulation instrument or other subordinate legislation made under the relevant legislation except to the extent that they would after the date of this Agreement increase any liability of or impose any additional obligation on any person under this Agreement;

1.2.3	references to clauses and schedules are references to clauses hereof and schedules hereto references to sub-clauses or paragraphs are unless otherwise stated references to sub-clauses of the clause or paragraphs of the schedule in which the reference appears and references to this Agreement include the schedules and each of the schedules shall have effect as if set out herein; references in the schedules to the Agreement are references to this Agreement;

1.2.4	references to the Vendors and to the Studios Vendors include reference to each of them;

1.2.5	words denoting the singular include the plural and vice versa; words denoting one gender include all genders; words denoting persons include firms and corporations co-operative and unincorporated associations and vice versa;

1.2.6	references to any document being in the agreed terms or in the agreed form are to that document in the form and in this Agreement or otherwise initialled by or on behalf of the parties for identification;

1.2.7	all warranties representations indemnities covenants agreements and obligations given or entered into by more than one person or party are given or entered into by such persons or parties jointly and severally save as expressly provided otherwise in this Agreement;

1.2.8	any question as to whether a person is connected with another shall be determined in accordance with Section 839 ICTA;

1.2.9	the headings and sub-headings are inserted for convenience only and shall not affect the construction of this Agreement or any of the Schedules;

1.2.10	an obligation due from any party to any other party including a reference to “indemnify” “indemnified” or words to that effect in relation to a particular circumstance:

(1)	shall be an obligation by such party to pay to such other party on a pound for pound basis a sum equal to all losses claims liabilities damages and demands suffered and all costs and expenses reasonably and properly incurred arising out of that circumstance;

(2)	shall include such additional amount as is necessary so as to ensure that the net receipt of that party shall be free from the effects of any deduction in relation to taxation; and

(3)	save as is expressly provided otherwise in this Agreement is without prejudice to any other rights and remedies such other party has under this Agreement;

1.2.11	for the avoidance of doubt the term “writing” shall not include e-mail or any other form of electronic communication other than facsimilie where expressly stated;

1.2.12	general words shall not be given a restrictive meaning:

(1)	if they are introduced by the word “other” or “including” or similar words by reason of the fact that they are preceded by words indicating a particular class of act matter or thing;

(2)	or by reason of the fact that they are followed by particular examples intended to be embraced by those general words.

2.	SALE OF SHARES

2.1	Subject to the terms of this Agreement the Vendors shall sell with full title guarantee and the Purchaser shall purchase free from all encumbrances and together with all rights now or hereafter attaching thereto the entire issued share capital of the Company and in respect of each individual Vendor the number of the Sale Shares set opposite his names in the second column of the Schedule 1.

2.2	The Vendors and Purchaser shall not be obliged to complete the sale and purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously.

2.3	Each of the Vendors hereby waives any rights of pre-emption which he has or may have in relation to the Sale Shares whether conferred by the Company’s Articles of Association or otherwise.

3.	CONSIDERATION

3.1	The total consideration for the Sale Shares shall be the sum of two million six hundred and twenty five thousand six hundred and seventeen pounds (£2,625,617) but subject to adjustment as provided in Schedule 6 and Schedule 7 and Schedule 8.

3.2	The Vendors shall be entitled to the total consideration as set out against their respective names in Schedule 1.

4.	COMPLETION

4.1	Completion shall take place at the offices of the Vendors’ Solicitors on the Completion Date.

4.2	The Vendors represent agree and undertake that prior to Completion they shall repay in full all monies owing by the Vendors or any person connected to the Vendors to the Company;

4.3	On Completion the Vendors shall:

4.3.1	deliver to the Purchaser:

(1)	duly executed transfers of the Sale Shares by the registered holders thereof in favour of the Purchaser or its nominees together with the relative share certificates;

(2)	such waivers and consents as the Purchaser may reasonably require to enable the Purchaser or its nominees to be registered as the holder of the Sale Shares;

(3)	irrevocable powers of attorney in the agreed terms executed by each of the Vendors in favour of the Purchaser to enable the Purchaser (pending registration of the transfers of Sale Shares) to exercise all voting and other rights attaching to the Sale Shares and to appoint proxies for this purpose;

4.3.2	procure that Patrick Edward McGurk retires from his offices and employment with the Company delivering to the Purchaser a compromise agreement and/or a letter of resignation in the agreed terms duly completed and executed acknowledging that he has no claim outstanding for compensation or otherwise and without any payment under the Employment Rights Act 1996;

4.3.3	procure that Paul John Fraine resigns as secretary of the Company

4.3.4	procure the resignation of the Auditors of the Company in accordance with Section 293 of the Companies Act 1985 accompanied by a written statement pursuant to Section 394 of that Act that there are no circumstances connected with their resignation which should be brought to the notice of the members or creditors of each such Company and that no fees are due to them and deliver such resignation and statement to the Purchaser;

4.3.5	deliver to the Purchaser as agent for the Company:

(1)	all the statutory books (duly written up to date) of the Company and its Certificate of Incorporation, any Certificates of Incorporation on Change of Name and Common Seal;

(2)	the Title Deeds to the Properties;

(3)	Service Agreements or agreements amending the service agreements of the Continuing Directors in the agreed terms duly executed by the Continuing Directors as appropriate;

4.3.6	deliver to the Purchaser the Disclosure Letter;

4.3.7	deliver to the Purchaser the Tax Deed duly executed by the Vendors;

4.3.8	deliver to the Purchaser the Consultancy Agreement duly executed by Patrick Edward McGurk;

4.3.9	procure a board meeting of the Company to be held at which there shall be:

(1)	passed a Resolution to register the transfers of the Sale Shares and (subject only to due stamping) to register in the Register of Members each transferee as the holder of the shares concerned;

(2)	appointed as Directors and/or Secretary such persons as the Purchaser may nominate (such appointment to take effect immediately);

(3)	tendered and accepted the resignations and acknowledgements of the Director and Secretary referred to in Clause 4.3.2 and Clause 4.3.3 (each such acceptance to take effect at the close of the meeting);

(4)	revoked all existing authorities to banks and new authorities shall be given to such banks and on such terms as the Purchaser may direct;

(5)	changed the situation of the registered office as the Purchaser may direct;

(6)	tendered and accepted the resignation of the Auditors and appointing such persons as the Purchaser may direct as new Auditors of the Company; and

(7)	approved and entered into the service agreements and agreements amending the service agreements referred to in Clause 4.3.4(4) and the Company;

4.3.10	procure the discharge of all guarantees and like obligations given by the Company in respect of the obligation of any other person and including the guarantees and obligations stipulated to be discharged at Completion in the Disclosure Letter such discharge to be given in the agreed terms;

4.3.11	deliver to the Purchaser:

(1)	certificates from each of the banks at which the Company maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business on the last Business Day prior to Completion;

(2)	the cash book balances of the Company as at Completion with statements reconciling such cash book balances and the relevant cheque books with the balances on the bank accounts of the Company as shown by the Certificates referred to in (1) above;

(3)	the cheque books relating to all the bank accounts of the Company together with confirmation that no cheques have been written by the Company since preparation of the statements referred to in Clause (2) above;

(4)	written confirmation in the agreed terms from each of the Vendors that there are no amounts owing to or subsisting guarantees given by the Company in their favour or in favour of any person connected with them or vice versa other than amounts due to them in respect of their employment with the Company all which amounts are Disclosed.

4.4	On Completion the Purchaser shall:

4.4.1	pay the amount of the Provisional Consideration less the amount of the Thames EBITDA Retention by way of bank transfer to the client account of the Vendors’ Solicitors details of which are as follows:

Bank :	Barclays Bank

Address :	Hull Group, 32 Paragon Square, Hull HU1 3QT

Sort Code :	20-43-47

Account Name :	Rollits Client

Account Number :	10654663

The Vendors’ Solicitors are irrevocably authorised to receive the same and other sums due to the Vendors under this Agreement. Payment by or on behalf of the Purchaser of any sum due and payable to the Vendors under this Agreement to this account shall be an effective discharge to the Purchaser of the Purchaser’s obligation to pay such sum and the Purchaser shall not be concerned to see to the application or be answerable for the loss or misapplication of such sum;

4.4.2	pay the amount of the Thames EBITDA Retention by way of bank transfer to the EBITDA Retention Account;

4.4.3	deliver to the Vendors a counterpart of the Tax Deed duly executed by the Purchaser;

4.4.4	deliver to the Vendors a counterpart of the Disclosure Letter signed by or on behalf of the Purchaser by way of acknowledgement of receipt only and for no other purpose;

4.4.5	deliver a counterpart of the Consultancy Agreement duly executed by the Purchaser;

4.4.6	procure the delivery of counterparts of the service agreements and agreements amending the service agreement of the Continuing Directors duly executed by the Company.

4.5	On Completion each of the Vendors and the Purchaser shall deliver to the Vendors’ Solicitors and the Purchaser’s Solicitors a copy of the EBITDA Retention Account Letter duly executed by the Vendors and the Purchaser respectively.

5.	POST-COMPLETION UNDERTAKING

The Purchaser shall use all reasonable endeavours to secure the release of the Vendors from the guarantees or other similar obligations listed in the Disclosure Letter and pending such release shall indemnify and keep indemnified the Vendors from and against any liability thereunder or which may be incurred and costs and expenses reasonably and properly incurred in relation thereto.

6.	RESTRICTION OF THE VENDORS

6.1	By way of further consideration for the obligations of the Purchaser under this Agreement and with the intent of assuring to the Purchaser the full benefit and value of the business the goodwill and connections of the Company each of the Vendors severally agrees and undertakes with the Purchaser that subject only to the provisions of Clause 6.3 he shall not either on his own account or in conjunction with or on behalf of any person (directly of indirectly and whether as principal shareholder director employee agent consultant partner investor or otherwise):

6.1.1	for a period of three (3) years after Completion carry on or be engaged concerned or interested in carrying on any business which is the same as the Restricted Business or engage in any business which shall be competitive with the Restricted Business;

6.1.2	for a period of three (3) years after Completion in connection with any Restricted Business solicit or endeavour to entice away from the Company any person who is a customer of the Company (as defined by Clause 6.2) whether or not such person would commit a breach of contract by reason of transferring business;

6.1.3	for a period of three (3) years after Completion have dealings in any Restricted Business with any person who is a customer of the Company (as defined in Clause 6.2) whether or not such person would commit a breach of contract by reason of transferring business;

6.1.4	for a period of three (3) years after Completion in connection with any Restricted Business solicit or endeavour to entice away from the Company any person who at the date of Completion is or who within the period of one (1) year prior to the date of Completion has been a supplier to the Company whether or not such person would commit a breach of contract by reason of transferring business;

6.1.5	for the period of three (3) years after Completion solicit or entice or attempt to entice away from the Company or offer employment to or employ or offer to contract or contract the services of any director manager employee or servant employed by the Company at the date of Completion or at any time during the period of one (1) year prior to the date of Completion and who has had access to trade secrets or other information of a confidential nature relating to the Company or its business or customers during such period of one (1) year whether or not such person would commit any breach of his contract of employment by reason of leaving such employment;

6.1.6	at any time after Completion use or attempt to use any trade or service mark trade name logo or design used by the Company or which is confusingly similar thereto provided always that Patrick Edward McGurk shall not be deemed to be in breach of this Clause 6.1.6 by reason only of the continued use of the name “McGurk” as part of its corporate or trade name by each of McGurk Group Limited and Stephenson McGurk Limited in which he is interested as a shareholder and director;

6.1.7	each of the Vendors severally agrees and undertakes with the Purchaser that he shall not make use of (save in the proper course of the business of the Company prior to Completion) or divulge to any third party (other than to the Vendors’ professional advisers for the purposes of this Agreement or pursuant to sub-clause (2) in which case the Vendors shall procure that such advisers keep such information confidential on terms equivalent to this Clause) any confidential information relating to the Company save only:

(1)	insofar as the same has become public knowledge otherwise than directly or indirectly through the Vendors’ breach of this Clause 6.1.7 or the failure of the professional advisers referred to above to keep the same confidential; or

(2)	to the extent required by law or by any supervisory or regulatory body of competent jurisdiction or in connection with any legal proceedings provided that any such information shall be disclosed only after consultation with the Purchaser.

Provided that Clause 6.1.1 shall not apply:

(a) to Alison Jane Crisp but for the avoidance of doubt Alison Jane Crisp acknowledges and agrees that the restrictions set out in Clauses 6.1.2 to 6.1.7 inclusive shall continue to be binding upon her in any event;

(b) to any Continuing Director whose employment is terminated by the Company unless lawfully terminated on the grounds of gross misconduct or other fundamental breach of his contract of employment but for the avoidance of doubt each of the Continuing Directors acknowledges and agrees that the restrictions set out in Clauses 6.1.2 to 6.1.7 inclusive shall continue to be binding upon him in any event; and

It is provided also that nothing in clause 6.1.1 to 6.1.4 inclusive shall prevent Stephenson McGurk Limited carrying on the type of business activities it currently undertakes and Patrick Edward McGurk’s continued involvement in Stephenson McGurk Limited.

6.2	For the purposes of this Clause 6 “customer” means a person who has contracted to purchase goods or services from the Company at any time during the period of one (1) year ending on the date of Completion and any other person who has requested a tender quotation or estimate for or who has been involved in negotiations with the Company for the sale or performance of goods and/or services by the Company at any time during the period of one (1) year ending on the date of Completion.

6.3	For the avoidance of doubt the provisions of Clause 6.1 shall not apply to prevent any of the Vendors who is also a Continuing Director from performing his duties under any service agreement entered into by him pursuant to Clause 4.3.4(4) or Patrick Edward McGurk from performing his duties under the Consultancy Agreement.

6.4	Each of the restrictions contained in Clauses 6.1.1-6.1.7 inclusive shall be separate and independent and shall not be affected or restricted one by the other and so that if any one or more of them are held to be void or unenforceable for any reason then the remaining restrictions shall remain unaffected thereby.

6.5	Each of the restrictions contained in Clauses 6.1.1 -6.1.7 inclusive is considered by the parties to be necessary for the protection of the Purchaser’s legitimate interests in the business goodwill and connections of the Company but in the event that any such restriction shall be found to be void or voidable but would be valid and enforceable if some part or parts thereof were deleted or the period or area of application reduced such restriction shall apply with such modification as may be necessary to make it valid and enforceable.

6.6	The restriction contained in Clause 6.1.1 shall not prevent any of the Vendors from investing in the shares of any company listed on a recognised Stock Exchange provided that such Vendor shall not own beneficially more than three per cent of the issued shares in any such company.

7.	WARRANTIES

7.1	The Vendors warrant and represent to the Purchaser in the terms of the Warranties at the date of this Agreement.

7.2	The Warranties are given subject to matters duly Disclosed but no other information relating to the Company of which the Purchaser has knowledge (actual or constructive) shall prejudice any claim made by the Purchaser under the Warranties or operate to reduce any amount recoverable. The provisions of section 6.2 of the Law of Property (Miscellaneous Provisions) Act 1994 are excluded from this Agreement.

7.3	Each of the Warranties set out in each paragraph of Schedule 4 shall be separate and independent and save as expressly provided otherwise in this Agreement or in the Tax Deed (in particular, but without limitation) Schedule 6 of this Agreement and Clauses 2.3 and 3 of the Tax Deed) shall not be limited by reference to any other paragraph of Schedule 4 or any other provision of this Agreement or of the Tax Deed.

7.4	The rights and remedies conferred on the Purchaser under this Agreement are cumulative and are additional to, and not exclusive of any rights or remedies provided by law or otherwise available at any time to the Buyer in respect of any matter giving rise to a claim for breach of Warranty.

7.5	The Warranties shall not in any respect be extinguished or affected by Completion.

7.6	Any information supplied by or on behalf of the Company or any of its officers employees or agents to the Vendors or their advisers in connection with the Warranties the Disclosure Letter or the Tax Deed shall not constitute a warranty or representation of the accuracy of the same in favour of the Vendors and the Vendors undertake to the Purchaser to waive any and all claims which they might otherwise have against the Company and any of its officers managers employees or agents in respect of the same other than against any of the Vendors.

7.7	The provisions of Schedule 6 and the Tax Deed shall operate to limit the liability of the Vendors under the Warranties provided that the limitations contained in Schedule 6 shall not apply to any of the Warranties contained in Paragraphs 2.1.1, 2.1.2, 2.2.1 and 2.2.3 and 2.12.1 of Schedule 4.

8.	EBITDA RETENTION

8.1	Save as otherwise expressly provided by this Agreement one million pounds of the EBITDA Retention shall be applied in paying any amount lawfully due to the Purchaser in respect of any Claim under the Warranties or the Indemnities or under the Tax Deed (a “Relevant Claim”) and any amount so applied shall pro tanto satisfy the liability concerned but not further or otherwise. Provided always that the EBITDA Retention shall not be applied in paying any amount lawfully due to the Purchaser in respect of any Claim:

(i)	in relation to the Indemnity contained in Clause 9.2.1 of the Studios Agreement to the extent such Claim is less than the Environmental Retention (as defined in the Studios Agreement); or

(ii)	under the Studios Tax Deed to the extent such Claim is less than the Tax Retention (as defined in the Studios Agreement).

8.2	For the purposes of this Clause 8 an amount due in respect of any Relevant Claim shall be “lawfully” due if it has been determined by a Court of competent jurisdication in respect of which no right of appeal exists or the parties are debarred whether by passage of time or otherwise from exercising any such right of appeal or the Vendors and the Purchaser have agreed the Relevant Claim in writing or where the Vendors have accepted liability in writing; a Relevant Claim under the Studios Agreement or the Studios Tax Deed shall be “lawfully” due if it has been determined by a Court of competent jurisdication in respect of which no right of appeal exists or the parties are debarred whether by passage of time or otherwise from exercising any such right of appeal or the Studios Vendors and the Purchaser have agreed the Relevant Claim in writing or where the Studios Vendors have accepted liability in writing.

8.3	The EBITDA Retention shall be deposited by the Purchaser in the EBITDA Retention Account on Completion in accordance with Clause 4 and in accordance with Clause 4 of the Studios Agreement and any interest earned thereon shall accrue to and form part of the EBITDA Retention and any payment of principal shall carry interest earned on that principal sum in the EBITDA Retention Account.

8.4

In the event that the Purchaser shall have notified the Vendors or (in the case of a claim against Studios Vendors) the Studios Vendors in writing of any Relevant Claim or Relevant Claims on or before the date on which the whole or any part of the EBITDA Retention is due to be paid to the Vendors’ Solicitors and/or the Purchaser pursuant to and in accordance with the terms of Schedule 8 (“the Payment Date”) then (provided that the amount of such Relevant Claim or Relevant Claims shall not have been paid in full to the Purchaser) the Vendors the Studios Vendors and the Purchaser shall procure that the Vendors’ Solicitors and the Purchaser’s Solicitors shall retain in the EBITDA

Retention Account from the monies which would otherwise be released to the Vendors’ Solicitors (to the extent of the monies available in the EBITDA Retention Account after deduction of or allowance for any applicable bank charges and all deductions which the bank or the Vendors’ Solicitors and the Purchaser’s Solicitors are bound to make) the lesser of:

8.4.1	the amount of such whole or part of the EBITDA Retention (if any) due to be released to the Vendors Solicitors for and on behalf of the Vendors and/or the Studios Vendors in accordance with the provisions of Schedule 8; and

8.4.2	the aggregate of:

8.4.2.1 the amount of all Relevant Claims notified by the Purchaser on or before the Payment Date in accordance with Schedule 6 where there has been no agreement of the quantum or any opinion on the same or none is required (as described in Clause 8.5 below); and

8.4.2.2 the aggregate amount of any such Opined Claims (as defined in Clause 8.5 below);

and (if the amount retained shall be the amount referred to in Clause 8.4.2) the balance (if any) of such whole or part of the EBITDA Retention which is payable to the Vendors and/or the Studios Vendors pursuant to and in accordance with Schedule 8 shall be released to the Vendors’ Solicitors.

8.5

An Opined Claim is a Relevant Claim in respect of which no amounts are yet lawfully due and in respect of which an opinion from Counsel of at least ten years’ standing (jointly nominated by the Purchaser and the Vendors or (in the case of a claim under the Studios Agreement or the Studios Tax Deed) the Studios Vendors (as the case may be) or in default of agreement appointed by the President of the Law Society in England and Wales) and jointly instructed by the Vendors’ Solicitors and the Purchaser’s Solicitors has been obtained which states that if such Relevant Claim were referred to a court of competent jurisdiction of which no right of appeal exists the Purchaser would on the balance of probabilities succeed and the likely quantum of such successful claim (having due regard to all the provisions and limitations on the liability of the Vendors under this

Agreement and the Studios Vendors under the Studios Agreement (as the case may be)). It is provided always that where the Vendors or (as the case may be) the Studios Vendors have agreed to the amount of the Relevant Claim notified to them being so retained.

8.6	For the purposes of Clause 8.5 the Purchaser and the Vendors or (in the case of a claim against the Studios Vendors) the Studios Vendors (as the case may be) shall provide the Counsel instructed pursuant to Clause 8.5 promptly with access to or copies of all documentation and information reasonably required by him in relation to the Relevant Claim and the Purchaser and the Vendors or the Studios Vendors (as the case may be) shall at all times co-operate with him to enable him properly to assess the Relevant Claim. The Purchaser and the Vendors or (in the case of a claim against the Studios Vendors) the Studios Vendors (as the case may be) shall each have an adequate opportunity to comment upon or rebut anything submitted to the Counsel by the other. The costs of such Counsel shall be borne equally by the Purchaser of the one part and the Vendors or (in the case of a claim against the Studios Vendors) the Studios Vendors of the other part (as the case may be) or in such proportions as determined by the Counsel.

8.7

If on or before the Payment Date the Purchaser has notified the Vendors or the Studios Vendors (as the case may be) of a Relevant Claim in accordance with the provisions of this Agreement or the Studios Agreement (as the case may be) and such Relevant Claim is not agreed between the Purchaser and the Vendors or the Studios Vendors (as the case may be) and they have not obtained an opinion from Counsel in accordance with the procedure described in clause 8.5 then the Purchaser and the Vendors or the Studios Vendors (as the case may be) shall within twenty (20) Business Days after the Payment Date seek an opinion from Counsel in accordance with the provisions of clause 8.5 and the amount claimed by the Purchaser in respect of such Relevant Claim shall be retained in the EBITDA Retention Account in addition to any other amounts to be retained in accordance with clause 8.4. Upon receipt of such an opinion from Counsel in accordance with clause 8.5 if the likely quantum as opined of the Relevant Claim is less than the amount retained in the EBITDA Retention Account in relation to this particular Relevant Claim then the excess shall be released to the Vendors’ Solicitors provided that and to the extent that at the date such excess is to be released the amount in the EBITDA Retention Account (after deduction of or allowance for applicable bank charges and all deductions which the bank or the Vendors’ Solicitors and the Purchaser’s Solicitors are bound to make) exceeds the total aggregate amount of the Purchaser’s Relevant Claims validly retainable in accordance with the provisions of this Clause 8.

8.8	If any sum is retained in the EBITDA Retention Account after the Payment Date in accordance with this Clause 8 then the Vendors the Studios Vendors and the Purchaser shall procure that the Vendors’ Solicitors and the Purchaser’s Solicitors shall continue to hold such sum in the EBITDA Retention Account pending the settlement or other resolution of such Relevant Claims in accordance with the provisions of this Clause 8 and provided that if proceedings in respect of any such Relevant Claim have not been issued and validly served on the Vendors or (as the case may be) the Studios Vendors within the time period set out in paragraph 3.2 of Schedule 6 to this Agreement or paragraph 3.2 of Schedule 6 to the Studios Agreement (as the case may be) then the amount retained in respect of such Relevant Claim shall be released to the Vendors’ Solicitors to the extent that at the date such amount is to be released the amount in the EBITDA Retention Account (after deduction of or allowance for applicable bank charges and all deductions which the bank or the Vendors’ Solicitors and the Purchaser’s Solicitors are bound to make) exceeds the total aggregate amount of the Purchaser’s other Relevant Claims validly retainable in accordance with the provision of this Clause 8.

8.9.	Where any Relevant Claim becomes lawfully due to the Purchaser the Vendors the Studios Vendors and the Purchaser shall procure that the Vendors’ Solicitors and the Purchaser’s Solicitors shall within ten (10) Business Days of such Relevant Claim becoming lawfully due to the Purchaser pay the appropriate amount to the Purchaser out of the EBITDA Retention (insofar as there are sufficient sums standing to the credit of the EBITDA Retention Account after adding appropriate interest and deduction of bank charges and other deductions which the bank or the Vendors’ Solicitors and the Purchaser’s Solicitors are bound to make).

8.10	Following the settlement, withdrawal, dismissal, striking out, discontinuance or other resolution of all Relevant Claims validly retained in accordance with the provisions of Clause 8 of this Agreement and upon final determination of the total amount (if any) payable in respect thereof by the Vendors or the Studios Vendors (as the case may be) and payment of the same to the Purchaser any balance of the EBITDA Retention then remaining together with accrued interest but after deduction of bank charges and all deductions which the bank or the Vendors’ Solicitors and the Purchaser’s Solicitors are bound to make shall be released to the Vendors’ Solicitors provided always that no amount shall be released to the Vendors’ Solicitors before the Payment Date.

8.11	Each of the Vendors the Studios Vendors and the Purchaser shall as and when necessary give instructions to the Vendors’ Solicitors and the Purchaser’s Solicitors respectively in order to procure compliance with this Clause 8. The Vendors’ Solicitors and the Purchaser’s Solicitors shall not be required to and shall not take any action with respect to the EBITDA Retention Account except in accordance with the EBITDA Retention Account Letter or on the joint written instructions of the Vendors the Studios Vendors and the Purchaser or a Court Order in respect of which no appeal is pending or no rights of appeal arise or the parties are debarred whether by passage of time or otherwise from exercising any such right of appeal and neither the Vendors’ Solicitors nor the Purchaser’s Solicitors shall be liable to any of the parties hereto or their successors in title for operating the EBITDA Retention Account save in the case of fraud.

9.	SPECIFIC INDEMNITIES

9.1	The Vendors shall indemnify and keep indemnified the Purchaser and any other company in the Purchaser’s Group from and against all loss and damage claims and liabilities suffered and costs and expenses (including without limitation legal expenses) reasonably and properly incurred by them as a result of any of the Warranties contained in Sub-Paragraphs 2.1.1, 2.1.2, 2.2.1 or 2.2.3 of Schedule 4

9.2	The Vendors agree to pay to the Purchaser:

9.2.1	the amount of all and any remediation costs and expenses which may be reasonably incurred by the Company and claims and awards made against the Company and all liabilities (whether criminal or civil) of the Company and payments which shall be made by the Company arising and all loss and damage suffered by the Company as a result of any Environmental Liability of the Company resulting from any act omission event or occurrence matter or thing whatsoever in the period prior to Completion and all costs and expenses (including legal expenses) reasonably and properly incurred in connection with the same.

9.2.2	the amount of all and any claims and awards made against the Company and all liabilities of the Company and payments which shall be made by the Company and all loss and damage suffered and costs and expenses incurred by the Company arising from a breach by the Vendors of any of their obligations under Clause 4.2;

9.2.3	the amount of any claim made against the Company by Mr Patrick Edward McGurk arising from the termination of his employment or loss of office with the Company and all costs and expenses incurred in connection with the same;

9.2.4	the amount of all penalties and interest charged to the Company by the Companies Registry and/or the Hong Kong Companies Registry as a result of the failure of the Company to file a true and correct copy of its Memorandum and Articles of Association at any time prior to Completion.

9.3	For the avoidance of doubt Clause 1.2.10 shall apply to the obligation of the Vendors to make any payment to the Purchaser under this Clause 9.

10.	CONFIDENTIALITY

10.1	Save in respect of the Statement and subject to Clause 10.2 each of the Vendors and the Studios Vendors severally undertakes with the Purchaser that he shall at all times after the date of this Agreement preserve the confidentiality of and not either directly or indirectly reveal report publish disclose or transfer or use whether on his own account or for or in conjunction with any other person but shall treat as strictly confidential information relating to the Purchaser or any other company in the Purchaser’s Group (including for the avoidance of doubt the Company following Completion) and its/their business and affairs obtained or received by him as a result of entering into or performing his obligations or exercising his rights under this Agreement or any other document referred to in this Agreement as being in the agreed terms or the negotiations concerning the provisions or subject matter of this Agreement or any such other document which is known or ought reasonably to be known by the Vendors and/or the Studios Vendors (as the case may be) to be treated by the Purchaser as confidential information.

10.2	Clause 10.1 shall not apply if and to the extent that the Vendors can demonstrate that:

10.2.1	such disclosure is required by law or by any supervisory or regulatory body of competent jurisdiction or in connection with any legal proceeding provided that any such information shall be disclosed only to the extent required by the aforementioned and only after reasonable consultation with the Purchaser;

10.2.2	such confidential information was lawfully in their possession prior to its disclosure by the Purchaser (as evidenced by written records) and had not been obtained from the Purchaser; or

10.2.3	such information has entered into the public domain other than through the fault of the Vendors or the Studios Vendors or any of them; or

10.2.4	they were acting properly in accordance with or performing properly their duties under their Service Agreements or (as the case may be) Consultancy Agreement; or

10.2.5	such disclosure is necessary to enable the Vendors or the Studios Vendors to enforce their rights or to defend any claim made against them in legal proceedings pursuant to this Agreement or any of the documents referred to in this Agreement as being in the agreed terms or the Tax Deed

11.	ANNOUNCEMENTS

11.1	Save in respect of the Statement and subject to Clause 11.2 no party shall make any announcement disclosure or other communication in connection with the existence subject matter or provisions of or the negotiations relating to this Agreement or any of the documents referred to in this Agreement as being in the agreed terms without the prior consent in writing (in the case of an announcement disclosure or other communication by the Vendors or the Studios Vendors) of the Purchaser and (in the case of an announcement disclosure or other communication by the Purchaser) of the Vendors.

11.2	Clause 11.1 shall not apply:

11.2.1	if and to the extent that such announcement disclosure or other communication is required by law or by any supervisory or regulatory body of competent jurisdiction provided that any such announcement disclosure or other communication shall be made only to the extent required by law or by such supervisory or regulatory body and after reasonable consultation (in the case of an announcement disclosure or other communication by the Vendors or the Studios Vendors) of the Purchaser and (in the case of an announcement disclosure or other communication by the Purchaser) of the Vendors

11.2.2	to any announcement disclosure or other communication in connection with the existence subject matter or provisions of or the negotiations relating to this Agreement or any of the documents referred to in this Agreement as being in the agreed terms by a party to such party’s shareholders board of directors lenders auditors and legal tax financial and other professional advisers.

12.	LIMITATION OF LIABILITY

Save as provided by Clause 7.8 the provisions of Schedule 6 and the Tax Deed shall operate to limit the liability of the Vendors under or in connection with Claims.

13.	STUDIOS AGREEMENT

13.1	The Vendors acknowledge that they have read and understand the Studios Agreement and agree that the relevant terms of the Studios Agreement shall be binding upon them including for the avoidance of doubt those which relate or may relate to or affect or may affect the EBITDA Retention and the EBITDA Retention Account and the adjustment of the Provisional Consideration in accordance with Schedule 6 Schedule 7 or Schedule 8 of the Studios Agreement.

13.2	The Studios Vendors acknowledge and agree that the terms of this Agreement shall be binding upon them including for the avoidance of doubt those which relate or may relate to or affect or may affect the EBITDA Retention and the EBITDA Retention Account and the adjustment of the provisional consideration payable to them under the Studios Agreement in accordance with Schedule 7 or Schedule 8 of this Agreement and in so far as they place any obligation on the Studios Vendors or confer any right upon the Purchaser.

13.3	The Vendors agree that any monies due and payable to them and/or the Studios Vendors from the EBITDA Retention Account or under Schedule 8 of this Agreement and/or under Schedule 8 of the Studios Agreement shall be paid to the Vendors’ Solicitors who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge to the Purchaser or of the Purchaser’s Solicitors’ obligation to pay the same and the Purchaser shall not be concerned to see to the application of the same as between the Vendors inter se or between the Vendors and the Studios Vendors or be answerable for the loss or misapplication of any of the same.

14.	GENERAL PROVISIONS

14.1	Assignment

This Agreement shall be binding upon and inure for the benefit of the successors of the parties but shall not be assignable save that the Purchaser may assign the benefit of the Warranties and the indemnities contained in this Agreement (including any of the provisions of Clause 9) or any of them and any cause of action arising under this Agreement or in respect of the Warranties or indemnities or any of them

14.1.1	to any transferee of the share capital of the Company;

14.1.2	to a company in the Purchaser’s Group;

14.1.3	to any person in connection with the provision to the Purchaser or any company in the Purchaser’s Group of finance or financial facilities (whether in connection with the sale and purchase hereby agreed or otherwise)

Provided that the quantification of the amount of any Claim shall not be increased by reason only that the benefit of such Claim has been assigned to a third party

14.2	Whole Agreement

The parties acknowledge that this Agreement and any document required by this Agreement to be in the agreed terms and the Studios Agreement and any document required by the Studios Agreement to be in the agreed terms contain the whole agreement between the parties.

14.3	Variation

No variation of this Agreement shall be valid unless agreed in writing and signed by each of the parties.

14.4	Rights Cumulative

The rights powers privileges and remedies provided in this Agreement are cumulative and are not exclusive of any rights powers privileges or remedies provided by law or otherwise. No single or partial exercise of any right power privilege or remedy under this Agreement shall prevent any further or other exercise thereof or the exercise or any other right power privilege or remedy.

14.5	Non-Waiver

No failure to exercise nor any delay in exercising any right power privilege or remedy under this Agreement shall in any way impair or affect the exercise thereof or operate as a waiver thereof in whole or in part.

14.6	Release of One Vendor

The Purchaser may release or compromise the liability of any of the Vendors or the Studios Vendors without affecting the liability of the other Vendors or the Studios Vendors.

14.7	Further Assurance

At any time the date of this Agreement the Vendors and the Studios Vendors shall at the reasonable request of and without cost to the Purchaser execute such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting the Sale Shares in the Purchaser or its nominees and at the reasonable cost of the Purchaser giving to the Purchaser the full benefit of all the provisions of this Agreement and any other document which is referred to in this Agreement as being in the agreed terms.

14.8	Notices

14.8.1	Any notice or other communication required to be given under or in connection with this Agreement shall be in writing in the English language and shall either be delivered by hand or sent by first class pre-paid post (airmail if overseas). Delivery by courier shall be regarded as delivery by hand. Such notice or communication shall be sent to the address of the relevant party referred to in this Agreement or to such other address as may be notified in writing to the other party from time to time in accordance with this Clause 14.8. A notice or communication shall be deemed to have been served if delivered by hand (if delivered by hand at the time of delivery) or if sent by first class pre-paid post at the expiration of two (2) Business Days after the date of posting or if sent by airmail at the expiration of seven (7) Business Days after the date of posting. In proving service, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or airmail letter (as appropriate). Notice given to the Vendors’ Solicitors addressed for the attention of either Stephen Trynka or Shona Unwin shall be deemed to be notice to all of the Vendors and (where appropriate) the Studios Vendors.

14.9	Law and Jurisdiction:

14.9.1	This Agreement shall be governed by and construed in accordance with English Law in every particular.

14.9.2	The parties irrevocably submit themselves to the jurisdiction of the English courts in relation to this Agreement.

14.10	Interest

Any amount which is not paid by either party on its due date under this Agreement shall bear interest at the annual rate of four per cent (4%) above the base lending rate of National Westminster Bank plc from time to time in force (the “Interest Rate”) from the due date of payment until the actual date of payment (both dates inclusive) and both before and after judgment.

14.11	Costs

Each party to this Agreement shall pay its own costs of and incidental to this Agreement and the sale and purchase hereby agreed to be made.

14.12	Set-Off

14.12.1	The Purchaser shall be entitled to set-off deduct or withhold the amount of any Relevant Claim from and against any further consideration payable to the Vendors or the Studios Vendors pursuant to Schedule 8 of this Agreement or Schedule 8 of the Studios Agreement (“the Further Consideration”) due from it to the Vendors and/or the Studios Vendors or any of them under this Agreement or under the Studios Agreement on the following basis:

14.12.2	The Purchaser’s right of set off pursuant to clause 14.12.1 shall only apply to the extent that the total aggregate amount of all Relevant Claims exceeds the amount held in the EBITDA Retention Account (after addition of interest and deduction or allowance for all bank charges and all other deductions which the bank or the Vendors’ Solicitors and the Purchaser’s Solicitors are bound to make);

14.12.3

Subject to Clause 14.12.2 in the event that the Purchaser shall have notified the Vendors or (in the case of a claim against Studios Vendors) the Studios Vendors in writing of any Relevant Claim or Claims on or before the date on which the whole or any part of the Further Consideration is due to be paid to the Vendors’ Solicitors and/or the Purchaser pursuant to and in accordance with the terms of Schedule 8 of this Agreement or Schedule 8 of the Studios Agreement (“the Payment Date”) then (to the extent that the amount of such Relevant Claim or Claims shall not have been paid in full to the Purchaser) the Purchaser shall be entitled to withhold from the Further Consideration any amount lawfully due (as defined in Clause 8.2) in relation to any Relevant Claim and the aggregate amount of all Relevant Claims notified by the Purchaser where there has been no agreement of the quatum or any opinion in relation to the same or none is required (as described in Clauses 8.4 and 8.5) and any Opined Claim (as defined in Clause 8.5);

14.12.5	Following the settlement, withdrawal, dismissal, striking out, discontinuance or other resolution of all Relevant Claims validly retained in accordance with the provisions of Clause 14 of this Agreement then to the extent that the amount set off by the Purchaser against the Further Consideration exceeds the amount agreed or determined as due to the Purchaser in relation to the Relevant Claim or Claims such excess shall be paid by the Purchaser to the Vendors’ Solicitors together with interest at the Interest Rate on the amount of such excess from the date the Further Consideration was due to be paid pursuant to paragraph 4 of Schedule 8 to the date of payment of the excess to the Vendors’ Solicitors

14.13	Completion

The provisions of this Agreement insofar as they have not been performed at Completion or are intended (either expressly of by implication) to operate or are capable of operating or taking effect after Completion shall remain in full force and effect and capable of so operating notwithstanding Completion and shall not merge on Completion.

14.14	Counterparts

This Agreement may be executed in any number of counterparts and by the parties on separate counterparts which shall not be effective until each party has signed at least one counterpart. Each of such counterparts (when so executed) will constitute an original of this Agreement and all of such counterparts will together constitute one and the same document.

14.15	Third Party Rights

Save as provided in Clause 14.1 (Assignment) nothing in this Agreement confers or purports to confer on any third party any benefit or any right to enforce any term of this Agreement

14.16	Invalidity

If any provision of this Agreement shall be held to be illegal void invalid or unenforceable under the laws of any jurisdiction the validity and enforceability of the remainder of this Agreement in that jurisdiction shall not be affected and the enforceability of this Agreement in any other jurisdiction shall not be affected.

14.17	Exclusion of Right to Rescind

The Purchaser agrees that rescission shall not be available as a remedy for any breach of any provision of this Agreement, the Tax Deed or other document required by this Agreement to be in the agreed terms and agrees not to claim that remedy

15.	GUARANTEE

15.1	The Guarantor hereby irrevocably and unconditionally guarantees to the Purchaser as principal obligor and not merely as surety the due and proper performance by McGurk Group Limited of all obligations agreements and undertakings on the part of McGurk Group Limited contained in this Agreement the Tax Deed and all documents in agreed terms and the prompt payment by McGurk Group Limited of all sums due or damages payable by McGurk Group Limited pursuant to such obligations agreements and undertakings or for breach thereof and agrees to indemnify the Purchaser against all costs, claims, expenses, losses, damages, liabilities and proceedings which the Purchaser may incur or suffer arising from any breach by McGurk Group Limited of any such obligations. If the Purchaser is in default under this Agreement the Tax Deed or any of the documents in agreed terms the Guarantor shall perform all obligations of McGurk Group Limited under this Agreement the Tax Deed and all documents in agreed terms as if he were a party to the Agreement the Tax Deed and all documents in agreed terms.

15.2	The guarantee in Clause 15.1 shall be a continuing security and shall remain in full force until all the obligations of McGurk Group Limited under this Agreement the Tax Deed and the documents in agreed terms have been fully performed and all sums payable by McGurk Group Limited have been fully paid. No waiver forbearance or other indulgence afforded by the Purchaser to McGurk Group Limited in respect of any obligations of the McGurk Group Limited nor any legal limitation disability incapacity or other circumstances relating to McGurk Group Limited nor any unenforceability or frustration of any obligations of McGurk Group Limited shall affect diminish or discharge the liability of the Guarantor under this clause or otherwise provide a defence to the Guarantor

15.3	Where any discharge in respect of any amounts hereby guaranteed by the Guarantor is made by the Purchaser in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on the liquidation of McGurk Group Limited or otherwise without limitation, the liability of the Guarantor under the guarantee contained in Clause 15.1 shall continue as if there had been no such discharge or arrangement. The Purchaser shall be entitled to concede or compromise any claim that any such payment security or other disposition is liable to avoidance or repayment.

15.4	The Guarantor waives any other right he has or may have of first requiring the Purchaser to proceed or enforce any other rights or security against McGurk Group Limited or any other person before claiming from the Guarantor under Clause 15.1.

15.5	The Guarantor’s liability under Clause 15.1 above shall not be affected by:

15.5.1	any intermediate payment or settlement of account or by any change in the constitution or control of, or the insolvency of, or bankruptcy, winding-up or analogous proceedings relating to McGurk Group Limited;

15.5.2	any agreement or arrangement which the Purchaser make with McGurk Group Limited or with any person which (but for this sub-clause 15.5.2) would or might operate to diminish or discharge the liability of a surety;

15.5.3	any re-arrangement or alteration of terms (whether of this Agreement or otherwise); or

15.5.4	any neglect or delay in seeking performance of the obligations imposed by this clause or any granting of time for such performance.

15.6	Until the full and final discharge of all obligations (whether actual or contingent) which are the subject of the guarantee and indemnity in Clause 15.1 the Guarantor:

15.6.1	waives all rights of subrogation, indemnity and reimbursement against Mcgurk Group Limited and agrees not to demand or accept any security from McGurk Group Limited in respect of any such rights and not to prove in competition with the Purchaser in the insolvency, liquidation or bankruptcy of McGurk Group Limited; and

15.6.2	agrees not to claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Guarantor by the McGurk Group Limited if and so long as the Purchaser is in default under this Agreement.

15.7	The guarantee and indemnity in this Clause 15 shall extend to all reasonable costs and expenses reasonably and properly incurred by the Purchaser in enforcing this guarantee and indemnity and/or in suing for or recovering any monies due to it under or in respect of the obligations which are the subject of the guarantee and indemnity in this Clause.

15.8	Any reference in this clause to the Purchaser shall include any assignee of the Purchaser which is permitted under clause 14.1

16.	PURCHASER GUARANTOR

16.1

In consideration of the Vendors entering into this Agreement, the Purchaser Guarantor hereby irrevocably and unconditionally guarantees to the Vendors as principal obligor and not merely as surety, the due and proper performance by the Purchaser of the prompt payment by the Purchaser of any financial obligation of the Purchaser under or in respect of this Agreement (“Financial Obligation”) (as defined in Clause 14.12) and agrees to indemnify the Vendors against all costs, claims, expenses, losses, damages, liabilities and proceedings which the Vendors may incur or suffer arising from any breach by the Purchaser of such obligation. If the Purchaser is in default under this Agreement of its obligation to pay any Financial Obligation the Purchaser Guarantor shall pay the Further Consideration as if it were a party to the Agreement.

16.2	This guarantee shall be a continuing security and shall remain in full force until the Financial Obligations shall have been paid in full. No waiver forbearance or other indulgence afforded by the Vendors to the Purchaser in respect of the Purchaser’s obligation to pay the Further Consideration nor any legal limitation disability incapacity or other circumstances relating to the Purchaser nor any unenforceability or frustration of such obligation shall affect diminish or discharge the liability of the Purchaser Guarantor under this clause or otherwise provide a defence to the Purchaser Guarantor

16.3	Where any discharge in respect of any amounts hereby guaranteed is made by the Vendors in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be repaid on the liquidation of the Purchaser or otherwise without limitation, the liability of the Purchaser Guarantor under this guarantee shall continue as if there had been no such discharge or arrangement. The Vendors shall be entitled to concede or compromise any claim that any such payment security or other disposition is liable to avoidance or repayment.

16.4	The Purchaser Guarantor waives any other right it may have of first requiring the Vendors to proceed or enforce any other rights or security against the Purchaser or any other person before claiming from the Purchaser Guarantor under this clause.

16.5	The Purchaser Guarantor’s liability under sub-clause 16.1 above shall not be affected by:

16.5.1	any intermediate payment or settlement of account or by any change in the constitution or control of, or the insolvency of, or bankruptcy, winding-up or analogous proceedings relating to the Purchaser;

16.5.2	any agreement or arrangement which the Vendors make with the Purchaser or with any person which (but for this sub-clause 16.5) would or might operate to diminish or discharge the liability of a surety;

16.5.3	any re-arrangement or alteration of terms (whether of this Agreement or otherwise); or

16.5.4	any neglect or delay in seeking performance of the obligations imposed by this clause or any granting of time for such performance.

16.6	Until the full and final discharge of all obligations (whether actual or contingent) which are the subject of the guarantee and indemnity in this clause the Purchaser Guarantor:

16.6.1	waives its rights of subrogation, indemnity and reimbursement against the Purchaser to the extent of the amount of any Financial Obligation and (to such extent) agrees not to demand or accept any security from the Purchaser in respect of any such rights and not to prove in competition with the Vendors in the insolvency, liquidation or bankruptcy of the Purchaser; and

16.6.2	(to such extent) agrees not to claim or enforce payment (whether directly or by set-off, counterclaim or otherwise) of any amount which may be or has become due to the Purchaser Guarantor by the Purchaser if and so long as the Purchaser is in default of its obligation to pay the Financial Obligation.

16.7	The guarantee and indemnity in this clause shall extend to all reasonable costs and expenses reasonably and properly incurred by the Vendors in enforcing this guarantee and indemnity and/or in suing for or recovering any monies due to it under or in respect of the obligations which are the subject of the guarantee and indemnity in this clause.

16.8	Any reference in this clause to the Purchaser shall include any assignee of the Purchaser which is permitted under clause 14.1

AS WITNESS the hands of or for the parties the day and the year first above written

SCHEDULE 1

The Vendors

Name and Address	Number of Sale Shares	Entitlement to initial purchase consideration payable on Completion £	Entitlement to balance consideration
Paul John Fraine 16 Lower Camden Chislehurst Kent BR7 5HY	33	714,653.61	30%

Julie Martindale 3 Gold Hill West Chalfont St Peter Buckinghamshire SL9 9JR	33	714,653.61	30%

McGurk Group Limited R/O 267 Beverley Road Hull HU5 6ST	33	714,653.61	30%

Alison Jane Crisp 26 Hampden Road Kingston upon Thames Surrey KT1 3HG	1	21,656.17	10%

Total		2,165,617.00	100%

SCHEDULE 2

The Company

Name:	Thames McGurk Limited

Number:	2836677

Date of Incorporation:	15th July 1995

Registered Office:	6, Nottingham Street, London, W1M 3RB

Authorised Share Capital:	£1,000 divided into 1,000ordinary shares of £1 each

Issued Share Capital:	£100 divided into 100 ordinary shares of £1 each

Directors:	Patrick Edward McGurk, Paul John Fraine, Julie K Martindale, Alison Jane Crisp

Continuing Directors:	Paul John Fraine, Julie K Martindale, Alison Jane Crisp

Secretary:	Paul John Fraine

Accounting Reference Date:	31st March

Auditors	Sadofskys of Princes House Wright Street Hull HU2 8HX

SCHEDULE 3

Part 1

Freehold properties

None

Leasehold Properties

Property Address	Date of Lease	Parties	Term of Lease
Ground floor and basement of premises known as Morley Street 6, Noltingham Street, London, W1U 5EJ	April 2007	Nottingham Street Associates Limited (1) and Thames McGurk Limited (2)	15 years from and including 12 July 2006

Suite 602, 6th Floor, Devon House, Taikoo Place, Hong Kong	20th December 2004	Taikoo Place Holdings Limited (1) and Thames McGurk Limited (2)

Part 2

Title Deeds

Lease dated 2 April 2007 and side letter from Nottingham Street Associates Limited to Thames McGurk Limited dated 21 February 2007

SCHEDULE 4

Warranties

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule where the context so admits the following words and terms shall have the following meanings:

“Computer Systems”	the Hardware Software and Data;

“Data”	any data or information used by the Company and stored electronically at any time prior to and at Completion;

“Hardware”	any computer equipment used by the Company at any time prior to and at Completion including without limitation PCs mainframe screens terminals keyboards discs printers cabling associated and peripheral electronic equipment but excluding all Software and the public telecommunications network;

“Intellectual Property”	patents trade marks service marks rights (registered or unregistered) in any designs and applications for any of the foregoing; trade or business names; copyright including rights in computer software and topography rights; know how; secret formulae and processes; rights protecting goodwill and reputation; database rights and rights under licences and consents in relation to such things and all rights or forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world;

“Intellectual Property Agreements”	Agreements or arrangements relating in any way whether wholly or partly to Intellectual Property;

“Listed Intellectual Property”	the registered Intellectual Property owned by the Company identified in the Disclosure Letter;

“Listed Intellectual Property”

Agreements”	the Intellectual Property Agreements relating to Listed Intellectual Property copies of which are annexed to and scheduled in the list annexed to the Disclosure Letter;

“Software”	any set of instructions for execution by micro-processor used by the Company at any time prior to or at Completion irrespective of application language or medium.

1.2.	In this Schedule:

1.2.1	where any statement is qualified by the expression “so far as the Vendors are aware” or “to the best of the Vendors’ knowledge and belief” or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry;

1.2.2	references to income or profits or gains earned accrued or received shall include income or profits or gains treated as earned accrued or received for the purposes of any legislation.

2.	GENERAL WARRANTIES AND REPRESENTATIONS

The Vendors hereby warrant and represent to the Purchaser in the following terms:

2.1	The Company and the Vendors

2.1.1	Capacity

The Vendors have full power to enter into and perform this Agreement without requiring or obtaining the consent of any other person authority or body and this Agreement constitutes binding obligations on the Vendors in accordance with its terms.

2.1.2	Ownership of the Sale Shares

The Vendors are the registered and beneficial owners of the Sale Shares free from encumbrances.

2.1.3	Indebtedness

There is not outstanding any indebtedness or other liability (actual or contingent) (other than remuneration, emoluments and outstanding expenses which are Disclosed) owing by the Company to the Vendors or any Director or any person connected with any of them nor is any indebtedness owing to the Company by any such person.

2.1.4	Vendors’ Other Interests

No Vendor nor any person connected with any Vendor has any interest directly or indirectly in any business other than that now carried on by the Company which is or is likely to be or become competitive with the Restricted Business.

2.2	The Company Constitution

2.2.1	Share Capital

The Sale Shares comprise the whole of the authorised and issued share capital of the Company and Schedule 2 contains true particulars of the authorised and issued share capital of the Company and all the shares there shown as issued are in issue fully paid and are registered and beneficially owned as set out in Schedule 2 free from any encumbrances or interests in favour of any other person. No share or loan capital has been issued or allotted or agreed to be issued or allotted by the Company since the Balance Sheet Date.

2.2.2	Memorandum and Articles

The copy of the Memorandum and Articles of Association of the Company annexed to the Disclosure Letter is complete and up to date in all respects and there is embodied therein or annexed thereto a copy of every such resolution or agreement required by law to be embodied or annexed to it and sets out completely the rights and restrictions attaching to each class of shares in the capital of the Company.

2.2.3	Options

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment issue sale or transfer of any share or loan capital of the Company under any option or other agreement (including conversion rights and rights of pre-emption).

2.2.4	Reduction of Share Capital

The Company has not at any time repaid or agreed to repay or redeemed or agreed to redeem any shares in its share capital or otherwise reduced or agreed to reduce its issued share capital.

2.2.5	Capitalisation

The Company has not at any time capitalised or agreed to capitalise in the form of shares or debentures any profits or reserves or passed or agreed to pass any resolution to do so.

2.2.6	Financial Assistance

The Company has not given any financial assistance in relation to the acquisition of its own shares which is unlawful under Section 151 Companies Act 1985.

2.3	The Company and the Law

2.3.1	Compliance with Laws

The Company has conducted its business in all material respects in accordance with all applicable laws and regulations of the United Kingdom and any relevant foreign country and there is no order decree or judgment of any Court or any governmental agency of the United Kingdom and any relevant foreign country outstanding against the Company or any person for whose actions the Company is vicariously liable which may have a material adverse effect upon the assets or business of the Company.

2.3.2	Licences etc

All necessary licences consents permits approvals and authorities (public and private) have been obtained by the Company to enable it to carry on its business in the places and in the manner in which such business is now carried on and all such licences consents permits approvals and authorities are valid and subsisting and are not limited in duration or subject to onerous conditions and the Vendors know of no reason (but without making any specific enquiry of any public authority which issued any of them for the purpose of making this Warranty) why any of them should be suspended cancelled or revoked and all such licences, consents, permits, approvals and authorities are Disclosed.

2.3.3	Litigation

(1)	Neither the Company the Vendors nor so far as the Vendors are aware but without making enquiry of any third party any of its officers agents or employees is engaged in any litigation arbitration prosecution or other legal arbitration administrative or criminal proceedings in relation to the Company or its business and so far as the Vendors are aware no litigation arbitration administrative criminal or other legal proceedings are pending or threatened against the Company the Vendors or as far as the Vendors are aware but without making enquiry of any officer agent or employee for the purpose of making this Warranty against any officer agent or employee of the Company and there are no facts currently existing likely to give rise to any such litigation arbitration administrative criminal or other legal proceedings against the Company or (as far as the Vendors are aware but without making enquiry of any officer agent or employee of the Company) against any such officer agent or employee;

(2)	Neither the Company nor in relation to the Company or its business any of its officers agents or employees has been a party to any undertaking or assurance given to any Court or governmental agency or is the subject of an injunction which is still in force in relation to the Company or its business.

2.3.4	Fair Trading

(1)	No agreement practice or arrangement carried on by the Company or to which the Company is or has been party:-

(a)	was or is required or requires to be registered in accordance with the provisions of or has contravened or contravenes the provisions of the Enterprise Act 2002 or the Competition Act 1998 or is or has been the subject of any enquiry investigation reference report or proceeding under or in respect of any such Act or any previous legislation which it replaces; or

(b)	contravened or is or has been the subject of any enquiry investigation reference or report under the Fair Trading Act 1973 (or any other legislation relating to monopolies or mergers); or

(c)	infringes Article 85 of the Treaty establishing the European Community or constitutes an abuse of dominant position contrary to Article 86 of the said Treaty or infringes any regulation or other enactment made under Article 87 of the said Treaty or is or has been the subject of any enquiry investigation or proceeding in respect thereof; or

(d)	has been notified to the Competition Directorate General of the Commission of the European Union; or

(e)	infringes any other competition anti-restriction trade practice anti-trust or consumer protection law or legislation applicable in the United Kingdom or elsewhere and not specifically mentioned in this Paragraph 2.3.4.

(2)	The Company has not given any undertaking to the Secretary of State for Trade and Industry the Competition Commission or Monopolies and Mergers Commission or Competition Appeal Tribunal or to any other court person or body (whether in the United Kingdom European Union or elsewhere) and is not subject to any decision made by any of them relating to any matter nor is any such decision pending.

(3)	The Company is not in default or in contravention of any article act decision regulation order or other instrument or of any undertaking relating to any matter referred to in this Paragraph 2.3.4.

2.3.5	Product Liability

(1)	So far as the Vendors are aware but without making any specific enquiry of any customer or supplier for the purpose of making this Warranty there is no claim in respect of Product Liability outstanding or threatened against the Company in relation to its business and so far as the Vendors are aware (but without making any specific enquiry of any customer or supplier for the purpose of making this Warranty) there are no circumstances which are likely to give rise to any such claims. For the purposes of this paragraph “Product Liability” means a liability arising out of death personal injury or damage to property caused by a defective product or defective services sold supplied or provided by the Company in the course of its business.

(2)	So far as the Vendors are aware but without making any specific enquiry of any customer or supplier for the purpose of making this Warranty the Company has not manufactured sold or supplied any products or services which are or were in any material respectfully or defective or which do not comply in any material respect with any warranties or representations expressly made by the Company or with all applicable regulations standards and requirements in respect thereof or which were sold or supplied on terms that the Company accepts an obligation to service maintain repair or replace any products or workmanship after delivery or performance.

2.3.6	Inducements

Neither the Vendors nor any officer agent or employee of the Company has paid any bribe or used any of the Company’s assets unlawfully to obtain an advantage for the Company or any other person.

2.3.7	Investigations

So far as the Vendors are aware but without making any specific enquiry of any governmental statutory legal or administrative body for the purpose of making this Warranty there are not pending or in existence any investigations by or on behalf of any governmental statutory legal or administrative body in respect of any of the business or affairs of the Company. Neither the Vendors nor the Company have done or omitted to do any act matter or thing which will provoke any such investigation or which (in the event of any such investigation) will result in any notice being issued or any action or claim or demand or requirement being taken or made against the Company or any penalty fine interest or other charge being raised against the Company by any governmental statutory legal or administrative body.

2.4	The Company’s Accounts and Records

2.4.1	Books and Records

(A)	All accounts books ledgers and financial records of the Company:

(1)	have been properly and carefully maintained on a consistent basis are up to date and in the possession of the Company

(2)	are sufficient to show with reasonable accuracy the financial position of the Company at the date of this Agreement;

(3)	no notice or allegation that the same are incorrect or should be rectified have been received.

(B)	All other records of the Company;

(1)	have been properly and carefully maintained on a consistent basis are up to date, in the possession of the Company;

(2)	contain an adequate record of all matters required by law to be entered in them; and

(3)	do not contain or reflect any material inaccuracies or discrepancies; and

(4)	no notice or allegation that the same are incorrect or should be rectified have been received.

2.4.2	Accounts warranty

The Audited Accounts

(1)	have been prepared in accordance with Accounting Practice in force at the time they were prepared;

(2)	show a true and fair view of all the assets and liabilities of the Company at the Balance Sheet Date and the profits of the Company for the accounting period ended on the Balance Sheet Date;

(3)	are not affected by any unusual or non-recurring item; and

(4)	apply bases and policies of accounting which have been consistently applied in the statutory balance sheet and profit and loss accounts of the Company for the three financial years prior to the Balance Sheet Date.

2.4.3	Provision for Liabilities

Provision or reserve has been made in the Audited Accounts for liabilities and capital commitments of the Company outstanding at the Balance Sheet Date in accordance with Accounting Practice in force at the time they were prepared.

2.4.4	Management Accounts

The Management Accounts have been carefully prepared in accordance with Accounting Practice in force at the time they were prepared and in accordance with accounting policies consistent with the management accounts produced in the preceding years and with the Audited Accounts. The Management Accounts present with reasonable accuracy the financial condition and the state of affairs of the Company at the date to which they were prepared and over the period to which they relate. The profits assets and liabilities have not been materially misstated in the Management Accounts.

2.4.5	Returns

The Company has complied with the provisions of the Companies Acts in all material respects and all returns particulars resolutions and other documents required under the Companies Acts to be delivered on behalf of the Company to the Registrar of Companies have been delivered. All such returns particulars resolutions and documents (save for any filed accounts) were correctly made up when delivered and the Company has not received any notification of the levy of any penalty or fine for non-compliance by the Company or any officer of the Company with any requirements for filing any returns particulars resolutions or other documents.

2.4.6	Statutory Registers

The Register of Members and other statutory registers and records of the Company required to kept under sections 190, 288, 324-8, 352, 352A, 382, 382A, 382B, 354 and 407 of the Companies Act 1985 have been properly kept and contain an accurate and complete record of the matters with which they should deal.

2.4.7	Computer Records

Where any of the records of the Company are kept on a Computer System the Company:

(1)	is the owner of the Hardware and Software or (in the case of Software) is licensed to use the Software necessary to enable it to make keep and use the records as they have been and are made kept and used;

(2)	does not share any Hardware or Software licensed to the Company with any other person;

(3)	maintains such back up records and support in the event of fault or failure of the Hardware and Software as a reasonable and prudent operator would consider to be adequate.

2.5	The Company’s and Vendors’ Solvency

2.5.1	Winding Up

No order has been made petition presented or resolution passed for the winding up of the Company and no meeting has been convened for the purpose of winding up the Company or any Vendor. The Company has not been a party to any transaction which could be avoided in a winding up.

2.5.2	Administration and Receivership

No steps have been taken for the appointment of an Administrator or Receiver (including an Administrative Receiver) of all or any part of the Company’s assets.

2.5.3	Arrangements with Creditors

The Company has not made or proposed any arrangement or moratorium for the payment of its debts with its creditors or any class of its creditors.

2.5.4	Insolvency

The Company is not insolvent is not unable to pay its debts within the meaning of the Insolvency Act 1986 and has not stopped paying its debts as they fall due.

2.5.5	Unsatisfied Judgments

No distress execution or other process has been levied against the Company or action taken to charge or repossess goods or property in the Company’s possession. No unsatisfied judgment is outstanding against the Company.

2.6	The Company’s Business

2.6.1	Business since the Balance Sheet Date

Since the Balance Sheet Date:

(1)	the Company has carried on its business in the ordinary and usual course and without entering into any transaction assuming any liability or making any payment not provided for in the Audited Accounts which is not in the ordinary course of its business and without any material interruption or alteration in the nature scope or manner of its business.

(2)	the Company has not borrowed or raised any money or taken any form of financial facility;

(3)	the Company has paid its trade creditors within the times agreed with such creditors and so that there are no trade debts outstanding by the Company in violation of any agreement or which have been due for more than twelve weeks and the copy of the trade creditors report of the Company annexed to the Disclosure Letter shows details of all amounts owed to trade creditors by the Company as at close of business on the last Business Day immediately prior to the date of this Agreement;

(4)	the Company has not made or agreed to make any material capital expenditure and has not entered into or agreed to enter into any capital commitment nor has it disposed of or dealt in or realised any of its assets or any interest therein or agreed to do any of these things other than sales in the ordinary course of its business;

(5)	no share or loan capital has been issued or agreed to be issued by the Company;

(6)	no distribution of capital or income has been declared made or paid in respect of any share capital of the Company and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital or preference capital of the Company has been repaid in whole or part or has become liable to be repaid;

(7)	so far as the Vendors are aware but without making any specific enquiry of any customer or supplier for the purpose of making this Warranty there has been no significant event or occurrence (including but not limited to the loss of any significant customer client or supplier) which has had or following Completion may have a material adverse effect on the Company’s financial or trading position; and

(8)	there has been no material deterioration in the financial or trading position or turnover of the Company

2.6.2	Commission

No one is entitled to receive from the Company any finder’s fee brokerage or other commission in connection with the purchase of the Sale Shares in the Company by the Purchaser.

2.6.3	Consequence of share acquisition by the Purchaser:

The acquisition of the Sale Shares by the Purchaser or compliance with the terms of this Agreement:

(1)	will not cause the Company to lose the benefit of any legally binding right or privilege it presently enjoys;

(2)	will not relieve any person of any legally binding obligation to the Company or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under any agreement with or otherwise in respect of the Company;

(3)	will not result in any present or future indebtedness of the Company becoming due or capable of being declared due and payable prior to its stated maturity

(4)	will not result in a breach of or constitute a default under the Company’s Memorandum or Articles of Association;

(5)	will not result in or constitute a material breach of any agreement or a breach of any order judgment or decree binding on the Company;

(6) will not give rise to or cause to become exercisable any right of pre-emption; and so far as the Vendors are aware (but without making any enquiry of any customers, suppliers or employee (other than the Vendors) the acquisition of the Sale Shares by the Purchaser or compliance with the terms of this Agreement will not affect adversely the relationship of the Company with any of its customers suppliers or employees or will cause any person who now does business with the Company to cease doing so and will not cause any person who does business with the Company to change the terms upon which he does so.

2.6.4	Grants

The Company has not applied for or received any financial assistance from any supernational national or local authority or governmental agency.

2.6.5	Insurances

(1)	The policies of insurance which are maintained currently by the Company are annexed to the Disclosure Letter and are in force and effect and provide cover for the Company against all risks and in such amounts which the Company has a binding obligation (whether under contract or otherwise) to insure against and maintain.

(2)	The Company is now and has at all material times been covered to an adequate level against accident damage injury and third party loss (including without limitation employer’s liability and product liability) and loss of profits.

(3)	There are no circumstances which will lead to any liability under any insurance now or previously maintained by the Company being avoided by the insurers or the premia for the Company’s insurance being increased.

(4)	There is no claim outstanding under any of the Company’s policies of insurance nor are the Vendors aware (but without having made any specific enquiry of the customers suppliers or employees of the Company for the purpose of making this Warranty) of any circumstances likely to give rise to a claim.

(5)	No application by the Company for insurance has ever been refused by any insurer. In relation to the Company’s insurances all premiums in respect of such insurance policies are and have been duly paid and the Vendors are not aware but without making specific enquiry of their insurers for the purposes of making this Warranty of any circumstances which might cause the insurers to refuse to renew them.

(6)	All brokerage and other fees charges commissions and expenses in respect of the Company’s insurances have been paid and no services have been rendered which have not been paid for.

(7)	Copies of all inspection and other reports prepared by any person under in relation to or for the purposes of the latest renewal insurance of the Company are Disclosed.

2.6.6	Trading Name

The Company does not trade under any name other than its corporate name and any name set out in the Disclosure Letter.

2.6.7	Trade Associations

Details of all trade or business associations of which the Company is a member are set out in the Disclosure Letter and the Company is and so far as the Vendors are aware but without making specific enquiry of any trade or business association for the purpose of making this Warranty has at all material times complied in all material respects with the regulations or guide lines laid down by any such trade association.

2.6.8	Terms of Business

A copy of the standard terms upon which the Company carries on business or provides goods and services to any person are annexed to the Disclosure Letter and the

Company does not provide and has not provided any goods or service to any person on terms which differ from its standard terms as annexed including (without limitation) any discounts on the prices normally charged by the Company for its goods or services.

2.6.9	Alteration of Terms of Business

No customer or supplier has within the last twelve months sought to negotiate a reduction or increase in price or material change of the terms of any current contract with the Company.

2.7	The Company’s Assets:

2.7.1	Assets and Charges

(1)	Except for current assets disposed of by the Company in the ordinary course of its business the Company is the legal and beneficial owner of and has good title to all assets included in the Audited Accounts and all assets which have been acquired by the Company since the Balance Sheet Date and no such asset nor any of the undertaking goodwill or uncalled capital of the Company is subject to any encumbrance or any agreement or commitment to give or create any encumbrance.

(2)	Since the Balance Sheet Date save for disposals in the ordinary course of its business the assets of the Company have been in the possession of or under the control of the Company.

(3)	No asset is shared by the Company with any other person and the Company does not depend for its business upon any assets facilities or services owned or supplied by any of the Vendors or any person connected with any of the Vendors including Stephenson McGurk Limited and/or any other company in the Company’s pre-Completion Group.

(4)	No assets of the Company have been acquired at a consideration higher than the market value thereof all assets acquired have been acquired by way of bargain at arm’s length and no assets have been disposed of other than at market value at the time they were disposed of by way of bargain at arm’s length.

2.7.2	Debts

Any debts owed to the Company will realise their full face value and be good and collectable in the ordinary course of business and no amount included in the Audited Accounts or Management Accounts as owing to the Company at the Balance Sheet Date or thereafter has been released for an amount less than the value at which it was included in the Audited Accounts or Management Accounts is subject to any right of deduction set-off counterclaim or with-holding or is now regarded by the Vendors as irrecoverable in whole or in part. The copy of the debtors report of the Company annexed to the Disclosure Letter shows details of all amounts owed to the Company no more than three Business Days prior to the date of this Agreement. The Company has not factored or discounted its debts or other receivables or agreed to do so.

2.7.3	Equipment

The Vendors are not aware of any patent defects or (but without making any inspection or investigation of the fixed plant and machinery and office and other equipment for the specific purpose of making this Warranty) of any latent defects affecting the machinery and plant including fixed plant and machinery and office and other equipment being used in connection with the business of the Company. The machinery and plant including fixed plant and machinery and all vehicles and office and other equipment used in connection with the business of the Company:

(1)	is in satisfactory working order (having regard to its age and use to which it is put) and has been properly serviced (where required) and maintained and so far as the Vendors are aware none of it is dangerous provided that this Warranty does not extend to latent defects which the Vendors or the employees of the Company do not and could not reasonably know about;

(2)	is currently capable of doing the work for which it was designed or purchased;

(3)	is in the possession or control of and is the absolute property free from any encumbrance of the Company save for those items held under hire purchase or rental agreements copies of which are annexed to the Disclosure Letter.

2.7.4	Title Retention

Save for items of stock purchased in the ordinary course of business the Company has not acquired any asset on terms that property does not pass until full payment is made.

2.7.5	Intellectual Property Rights

(1)	The Company is the sole legal and beneficial owner free from encumbrances of the Listed Intellectual Property and (where such property is registered) the Registered Proprietor thereof and neither owns any other registered Intellectual Property nor uses any other Intellectual Property.

(2)	Save as Disclosed no person has been authorised to make any use whatsoever of any Intellectual Property owned by the Company.

(3)	Save as Disclosed all Intellectual Property used by the Company is owned by it and it does not use any Intellectual Property in respect of which any third party has any right title or interest.

(4)	All the Intellectual Property rights owned by the Company are valid and enforceable and nothing has been done omitted or permitted by the Company whereby any of them has ceased or will cease to be valid and enforceable. As far as the Vendors are aware but without making enquiry of any third party all the Intellectual Property rights used (but not owned) by the Company are valid and enforceable; nothing has been done or omitted or permitted by the Company whereby any of them has ceased or will cease to be valid or enforceable or whereby the Company’s right to use the same will be prejudiced.

(5)	None of the processes or products of the Company infringes any Intellectual Property or any right of any other person relating to Intellectual Property or involves the unlicensed use of confidential information disclosed to the Company by any person in circumstances which entitle that person to make a claim against the Company for infringement or unlicensed use.

(6)	None of the Intellectual Property owned or so far as the Vendors are aware but without making enquiry of any person used by the Company is being opposed or attacked by any person;

(7)	The Vendors (not having made any specific enquiry of any supplier or customer for the sole purpose of making this Warranty) are not aware of any infringement of the Intellectual Property owned or used by the Company or of any rights relating to it by any person.

(8)	There are no outstanding claims against the Company for infringement of any Intellectual Property owned or used by the Company or of any rights relating to it and no such claims have been settled by the giving of any undertakings which remain in force. The Company has not received any actual or threatened claim that any of the Intellectual Property Rights owned or used by the Company are invalid.

(9)	Confidential information and know how owned or used by the Company is kept strictly confidential. The Vendors are not aware of any such confidentiality having been breached by the Company or (but not having made any specific enquiry of any person for the sole purpose of making this Warranty) by any other person. The Company has not disclosed any of its know how trade secrets or list of customers to any other person not employed by or under a contract for services with the Company and having a duty of trust and confidence to the Company.

(10)	All application and renewal fees costs charges taxes and other steps required for the maintenance or protection of the Listed Intellectual Property prior to Completion has been paid or taken on time and so far as the Vendors are aware but without making any specific enquiry of any third party or competent authority for the purpose of making this Warranty none of such rights are subject to any existing challenge or attack by a third party or competent authority and there are no outstanding Patent Office or Trade Marks Registry deadlines which expire within three months of Completion.

(11)

The Company has not used and does not use any Intellectual Property other than the Listed Intellectual Property or Intellectual Property that the Company owns. The Listed Intellectual Property Agreements are all the Intellectual Property agreements to which the Company is a party and each of them is valid and binding and the Company is not in breach of any of the provisions of such agreements. Without prejudice to the generality of the foregoing the Company is properly licensed to make such use of software as is made by the Company and details of all the software licences granted to held or used by the Company are Disclosed.

(12)	The Company is registered as a data controller in respect of the business carried on by it and has materially complied with the data protection principles as set out in and has complied in all other material respects with the requirements of the Data Protection Act 1998.

2.7.6	Computer Systems

(1)	The Computer Systems have been satisfactorily maintained and there is an appropriate maintenance and support agreement in respect of the Hardware and of the Software terminable by the contractor by not less than 24 months notice and details of all maintenance and support agreements are Disclosed.

(2)	The Hardware and Software have adequate capability and capacity to enable the Company to carry on its business as at Completion.

(3)	Disaster recovery plans are set out in the Disclosure Letter;

(4)	The Company has provided its employees with relevant training to enable them to use properly the Company’s Computer Systems.

(5)	The Company has the procedures set out in the Disclosure Letter to ensure internal and external security of the Computer Systems and back-up of Data.

(6)	Where any of the records of the Company are stored electronically the Company is the owner of all hardware and software licences necessary to enable it to keep copy maintain and use such records in the course of its business and does not share any hardware or (save as duly licensed under a licence details of which are Disclosed) software licensed to the Company relating to the records with any person.

(7)	The Company owns and is in possession and control of original copies of all the manuals guides instruction books and technical documents (including any corrections and updates) required to operate the Hardware and the Software.

(8)	The Hardware and Software have never unduly materially interrupted or hindered the running or operation of the Company’s business and so far as the Vendors are aware but without making any specific enquiry of any supplier of such Hardware or Software for the purpose of making this Warranty have no defects in operation which so affect the Company’s business.

2.7.7	Properties

Reference to “Property” or “Properties” are to the Company’s leasehold interests in the Property or Properties listed in Schedule 3 and reference to “Properties” includes each and any of them.

(1)	Title to Properties

(a)	The particulars of the Properties shown in Schedule 3 are true and correct. The Company has no other interest in land and does not occupy any other property and has not entered into any agreement to acquire any land or premises or any interest therein which has not been completed.

(b)	The Company is the sole legal and beneficial owner of and has exclusive occupation of each Property.

(c)	Each Property is held free from any mortgage or charge (whether legal or equitable fixed or floating) encumbrance lease sub-lease tenancy licence or right of occupation rent charge exception reservation easement quasi easement covenant right or privilege (or agreement for any of the same) in favour of a third party save for any such matters referred to in the Title Deeds or which are Disclosed.

(d)	The lease under which each of the Properties is held is valid and subsisting.

2.7.8	Matters affecting Property

(1) So far as the Vendors are aware but without making specific enquiry of any Local Authority or any freehold owner for the purpose of making this Warranty no Property is affected by any of the following matters or is likely to become so affected:

(a)	any outstanding dispute notice or complaint or any exception reservation right covenant restriction or condition which is of an unusual nature or which affects the use of the Property for the purpose for which it is now used;

(b)	any outgoings except uniform business rates and water rates and any other rental or other payment referred to in the Title Deeds;

(c)	the requirement of consent from any third party to the charging of the Properties or any of them save for any consent requirements referred to in the Title Deeds;

(3)	All restrictions conditions and covenants affecting the Properties have been observed and performed and no notice of any breach of any of the same has been received;

(4)	The Company has not carried out any development at any of the Properties for which planning permission or any other approval or consent of any party which was required without first obtaining such permission approval or consent and the Company has complied in all material respects with all the terms of all such permissions approvals or consents.

2.7.8	Properties previously owned

The Company is not under any obligation to any person to reinstate any part of the Properties or any other premises or to remove any works from any of the Properties or any other premises now or in the future and whether an actual or contingent obligation save as Disclosed. The Company has and will have no actual or contingent liability in respect of any premises previously occupied by it or in which it owned or held an interest.

2.7.9	Title Documents

All Title Deeds and documents of title relating to the assets of the Company are in the possession of the Company.

2.7.10	Fixed Assets

(1)	The fixed assets of the Company are adequate for the requirements of the business carried on by the Company at the date of this Agreement.

(2)	The value of the fixed assets of the Company have been depreciated in the books of the Company in accordance with Accounting Practice and is not materially overstated in the books of the Company.

2.8	The Company and the Environment

2.8.1	Authorisations

(1)	Attached to the Disclosure Letter are copies of all authorisations permissions consents licences and agreements held by the Company and required under Environmental Laws including without limitation those:

(a) to abstract water;

(b) to hold raw materials products or waste;

(c) to carry on processes;

(d) to construct maintain buildings plant and equipment;

(e) to keep treat carry consign and dispose of waste materials gases and effluent; and

(f) to carry on any other operations;

(“Authorisations”).

All the Authorisations have been lawfully obtained and are in full force and effect.

(2)	The Company has complied with all conditions attaching to the Authorisations in all material respects.

(3)	The Company has received no communication revoking suspending modifying or varying any of the Authorisations and the Vendors are not aware (but without making specific enquiry of any governmental or administrative body responsible for issuing any Authorisation for the purpose of making this Warranty) of any circumstances which are likely to give rise to any such communication being received.

2.8.2	Compliance with Environmental Protection Laws

(1)	The Company has not committed any material breach of Environmental Laws

(2)

The Company has not received any communication from any competent authority in respect of the Company’s failure or alleged failure to comply with Environmental Laws. The Vendors are not aware of any act omission or matter which would constitute a breach of any statutory requirements in relation to Environmental Laws of any circumstances which are likely to give rise to any such communication being received.

2.8.3	Environmental Liability

There is no actual or potential environmental liability on the part of the Company arising from any activities or operations of the Company from waste or other substances used kept or produced by the Company or from the condition of any properties now or formerly owned or occupied by the Company which amounts to a breach of Environmental Laws.

2.8.4	Waste and Other Substances

For the purposes of this paragraph 2.8.4 “waste” includes substances which are waste to the Company notwithstanding that they may be of value or utility to some other person.

(1)	The Company has at all times taken all necessary steps to ensure proper handling storage treatment consignment carriage and disposal of waste produced in the course of the Company’s business so as to comply with Environmental Laws .

(2)	Without prejudice to the generality of sub-paragraph (1) the Company has taken all necessary steps to ensure:

(a)	that all such wastes are consigned only to a properly authorised disposer or carrier for disposal at a facility licensed to receive such waste;

(b)	that all such wastes have been properly described.

(3)	No dispute claim or proceedings exist between the Company and any disposer or carrier with regard to the Company’s waste whether or not yet consigned for such disposal or carrier and the Vendors are not aware of any circumstances (without making any specific enquiry of any third party disposer or carrier for the specific purpose of making this Warranty) which are likely to give rise to such dispute claim or proceeding.

(4)	There have not been any leakages or escapes of or any other accident or incident in relation to any substance used or kept by the Company on the Properties or on any property previously owned or occupied by the Company or elsewhere.

2.8.5	Condition of Site

(1)	All sites now or formerly owned or occupied by the Company are free from any contamination which would give rise (whether on the relevant site or elsewhere) to environmental liability which amounts to a breach of Environmental Laws.

(2)	The Vendors are not aware of any circumstances which may require expenditure (whether by the Company or by any other person) on cleaning up or de-contaminating any sites now or formerly owned or occupied by the Company so as to avoid or reduce the risk of environmental liability or which may require expenditure or investigation or monitoring or precautionary or other engineering measures in relation to any such sites nor are the Vendors aware of any circumstance which may give rise to a claim against the Company in respect of any such expenditure.

(3)	No communication has been received by the Company or any person acting for and on behalf of the Company from any competent authority relating to the condition of any site now or formerly owned or occupied by the Company or relating to a proposal for the inclusion of any such site in any register of potentially contaminated land nor are the Vendors aware of any circumstances likely to give rise to the service of any such communication.

2.8.6	Environmental Information

The Company has at all times supplied to the competent authorities such information and assessments as to the Company’s processes substances discharges wastes and effluent as are required by law to be supplied. All such information given (whether under a legal obligation or otherwise) was materially correct at the time the information was supplied and all information contained on public registers relating to such matters is materially correct.

2.8.7	Internal Environmental Policy and Audits

(1)	All environmental investigations audits or appraisals undertaken or commissioned by the Company as to the Company’s operations plant equipment or site (“Audits”) are particularised in the Disclosure Letter including details of the dates and nature of the Audits by whom the Audits were undertaken and of any report prepared as a result of the Audit. As far as the Vendors are aware the contents of such Audits are correct.

2.9	The Company’s Contracts:

2.9.1	Documents

All subsisting title deeds and agreements to which the Company is a party and other documents which ought to be in the possession of the Company are in the possession or control of the Company and are free from any encumbrance and (where relevant) are properly stamped.

2.9.2	No Other Contracts

There are not in force in relation to the Company’s business assets or undertaking any agreements undertakings understandings arrangements or other engagements whether written or oral to which the Vendors or any person connected with the Vendors is a party the benefit of which would be required to be assigned to or otherwise vested in the Company to enable the Company to carry on its business and/or to enjoy the benefit thereof in the same manner and to the same extent and on the same basis as the Company has carried on business or enjoyed such rights prior to the date hereof.

2.9.3	The Company’s Contracts

Each of the Company’s contracts is valid and binding and no notice of termination of any such contract has been received or served by the Company and the Vendors are not aware (but without making specific enquiry of any other party to any such contract for the purpose of making this Warranty) of the invalidity of or of any grounds for determination rescission avoidance or repudiation of any such contracts and no claim for damages or any other remedy has been made against or intimated to the Company under or in respect of any such contract and the Vendors are not aware (but without making specific enquiry of any other party to any such contract for the purpose of making this Warranty) of any grounds upon which any such claim could be made.

2.9.4	Contracts

The Company is not a party to or subject to any subsisting agreement or arrangement which:

(1)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken; or

(2)	is known by the Vendors to be likely to result in a loss to the Company on completion of performance; or

(3)	cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money or effort; or

(4)	involves obligations restrictions expenditure or receipts of an unusual onerous or exceptional nature not in the ordinary course of the business of the Company; or

(5)	is a lease or a contract hire or rent hire purchase or purchase by way of credit sale or periodical payment or other Finance Lease; or

(6)	is with any trade union or body or organisation representing its employees; or

(7)	involves payment by it of amounts determined by reference to fluctuations in the index of retail prices or any other index or in the rate of exchange for any currency; or

(8)	is a distribution or agency agreement; or

(9)	is a contract for services (other than contracts for the supply of gas electricity water telephones and other normal utility services to the properties) and all liabilities for the same accrued due in respect of the period to Completion have been paid in the ordinary course of business in accordance with the normal credit terms applicable thereto; or

(10)	requires the Company to pay any commission finder’s fee royalty or the like; or

(11)	places an obligation of confidentiality or secrecy on the Company or any of its officers employees advisers or agents in respect of any matter or

(12)	in any way restricts the freedom of the Company to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(13)	is in any way otherwise than in the ordinary and proper course of the business of the Company.

2.9.5	Substantial or Significant Contracts

No contract or agreement entered into by the Company or other liability now outstanding or unperformed involves any of the following:

(1)	obligations on the part of the Company which will cause the Company to incur expenditure or an obligation to pay money in excess of £5,000;

(2)	obligations on the part of the Company to purchase any specified minimum quantity or any specified minimum percentage of its total requirement for stock or supplies from any one supplier;

(3)	the supply by the Company of products or services whether by way of sale or lease or otherwise to any one customer or the purchase by the Company of supplies from any one supplier such that the value of such supplies exceeds or is likely to exceed 5% of the total turnover of the Company in the financial period ending on the Balance Sheet Date or the current financial period of the Company;

2.9.6	Defaults

Neither the Company nor so far as the Vendors are aware but without making any specific enquiry of any other party to any agreement with the Company for the purpose of making this Warranty any such other party is in material default under any agreement. There are no circumstances likely to or which will give rise to such a default on the part of the Company and nor so far as the Vendors are aware (but without making any specific enquiry of any other party to any agreement with the Company for the purpose of making this Warranty) are there any circumstances likely to or which will give rise to a default on the part of any such other party.

2.9.7	Debts

There are no debts owing by or to the Company other than debts which have arisen in the ordinary course of business nor has the Company lent any money which has not been repaid.

2.9.8	Options and Guarantees

The Company is not a party to any option or pre-emption right or a party to any guarantee or suretyship or any other obligation (whatever called) to pay purchase or provide funds (whether by the advance of money the purchase of or subscription for shares or other securities the purchase of assets or services or otherwise) for the payment of indemnity against the consequence or default in the payment of or otherwise to be responsible for any indebtedness of any other person.

2.9.9	Tenders

No offer tender or the like is outstanding which is capable of being converted into an obligation of the Company by an acceptance of some other person.

2.9.10	Sureties

No person (other than the Company) has given any guarantee of or security for any overdraft loan or loan facility or off-balance sheet financing granted to the Company and details of any guarantee of or security for any such overdraft loan or loan facility are set out in the Disclosure Letter.

2.9.11	Powers of Attorney

There are in force no powers of attorney given by the Company (other than to the holder of an encumbrance solely to facilitate its enforcement) and no person as agent or otherwise is entitled or authorised to bind or commit the Company to any obligation not in the ordinary course of its business.

2.9.12	Insider Contracts

(1)	There is not outstanding any agreement or arrangement to which the Company is a party and in which any Vendor any person beneficially interested in the Company’s share capital or any Director or any person connected with any of them is or has been interested whether directly or indirectly.

(2)	The Company is not a party to nor have its profits or financial position during such period been affected by any agreement or arrangement which is not entirely of an arm’s length nature.

2.9.13	Liabilities

There are no loan guarantees mortgages charges debentures other than as disclosed in the Audited Accounts or the Management Accounts or in the Disclosure Letter which have been given made or incurred or agreed to be given made or incurred by or on behalf of the Company.

2.9.14	Customer and Supplier Prices and Rebates

(1)	Details of all the Company’s contracts and arrangements which entitle or may entitle any other party thereto to or to claim any price reduction or increase discount or rebate are Disclosed and copies of all such contracts are Disclosed.

(2)	Accurate details of all price reductions increases discounts and rebates paid or otherwise allowed or claimed against the Company under each of the contracts and arrangements referred to in paragraph 2.9.14(1) above during the last complete financial year and in the current financial year of the Company prior to and up to Completion are Disclosed.

(3)	Accurate details of all price reductions increases discounts and rebates to which any person is entitled but which have not been paid or allowed or claimed at the date of this Agreement under each of the contracts and arrangements referred to in paragraph 2.9.14(1) above are Disclosed.

2.10	The Company and its Bankers:

2.10.1	Borrowings

The total amount borrowed by the Company from its bankers or any other recognised financial institution does not exceed its agreed facilities and the amount borrowed by the Company from whatsoever source does not exceed any limitation on its borrowing contained in its Articles of Association or in any debenture or loan stock deed or other instrument.

2.10.2	Continuance of facilities

Details of all overdrafts loans and other financial facilities and indebtedness outstanding from or available to the Company are Disclosed and correct copies of all material documents relating thereto are annexed to the Disclosure Letter and neither the Vendors nor the Company have done anything whereby the continuance of any such facilities in full force and effect might be adversely affected or prejudiced.

2.10.3	Bank Accounts

A statement or statements of all the bank accounts and other financial facilities of the Company and of the credit or debit balances on such accounts and facilities as at close of business on the Business Day immediately before the date of this Agreement is Disclosed. The Company has not any other bank or deposit account (whether or not in credit) not included in such statement. Since such statement there have been no payments or withdrawals made or authorised to be made out of any such accounts and facilities except for regular payments made by direct debit or standing order arrangements which are the same as those shown in the statement in relation to each such bank account received by the Company copies of which are Disclosed in the ordinary course of business and the balances on such accounts are not now substantially different from the balances shown on such statement or statements.

2.10.4	Debentures

The Company has not issued or agreed to issue any debenture stock or loan capital of any kind whatsoever.

2.10.5	Off-Balance Sheet Financing

The Company has not engaged in any borrowing or financing not required to be shown and which is not shown in the Audited Accounts and/or Management Accounts.

2.11	The Company and its Employees

2.11.1	Directors

The particulars shown in Schedule 2 are true and complete and no person not named therein as such is a director of the Company.

2.11.2	Particulars of Employees

(1)	The particulars shown in the schedule of employees annexed to the Disclosure Letter include correct details of the names addresses dates of birth dates of commencement of employment period of continuous employment and job titles of all employees of the Company and show all remuneration payable and other benefits provided or which the Company is bound to provide to each officer and employee of it or any person connected with any officer or employee and include particulars of all profit sharing incentive commission and bonus arrangements to which the Company is a party whether legally binding or not;

(2)	Since the Balance Sheet Date no change has been made in the rate of remuneration or the emoluments or pension benefits of any officer ex-officer or employee of the Company and no change has been made in the terms of engagement of any such officer or employee and nor is the Company bound to make any such change.

(3)	No present officer or employee of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement.

2.11.3	Service Contracts

There is not outstanding any contract of service between the Company and any of its directors officers or employees which is not terminable by the Company without compensation (other than any compensation payable by statute) on less than 3 months’ notice given at any time.

2.11.4	Consultancies

There are no subsisting contracts for the provision by any person of any consultancy services to the Company.

2.11.5	Contract Workers

Details of the terms of engagement of all contractors freelancers and casual workers who work for the Company are Disclosed.

2.11.6	Employment Contracts

In relation to each employee the Company has issued a contract of employment or a statement of particulars of terms of employment which complies in all material respects with the requirements of the Employment Rights Act 1996. Copies of all

standard forms of contract of employment and of statement of particulars of terms of employment used by the Company in relation to its employees are attached to the Disclosure Letter. The Disclosure Letter identifies correctly which such form has been issued to each employee. Details of any alterations made to such standard forms or in the standard terms of employment of the Company in relation to each particular employee are Disclosed.

2.11.7	Employment Handbook

Copies of all handbooks policies and other documents which contain relate to or affect any of the terms or conditions of employment of any of the Company’s officers or employees are attached to the Disclosure Letter.

2.11.8	The Company has not materially deviated from the terms of any of the contracts or statements of particulars of employment or handbooks policies and other documents which have been issued to its employees or otherwise apply or relate to its employees in its dealings with or treatment of its employees and has not and does not operate or apply any practices or procedures in relation to its officers and employees which form part of the contract of service or employment of such officer or employee which have not been Disclosed.

2.11.9	Employee Records

The Company has in all material respects maintained up to date proper and adequate records in relation to the employment of the employees of the Company. Without limitation to the generality of the foregoing the Company has maintained up to date proper and adequate records for the purposes of the Working Time Regulations 1998 (SI 1998/1833) and has complied with all its obligations to and in respect of its workers (as defined in such Regulations).

2.11.10	Health and Safety

The Company has complied in all material respects with all its obligations under statute concerning the health and safety at work of its employees and no claims have been made against the Company in respect thereof which are outstanding and there are so far as the Vendors are aware (but without making any specific enquiry of any of any employee as to whether or not he or she intends to make a claim against the Company for the purpose of making this Warranty) no claim is capable of arising or pending or threatened by any employee or any other person in respect of any accident or injury.

2.11.11	Investigations

There are and have been no investigations in respect of the Company by the Health and Safety Executive The Commission for Racial Equality the Equal Opportunities Commission or the Disability Rights Commission or any similar body relating to the welfare or terms and conditions of employment of the employees of the Company or any other person within the last six years and copies of all reports produced by and material correspondence or other communications with or by any such bodies within the last six years in relation to the Company or any of its employees operations practices policies systems procedures the Property or any other property formerly owned or occupied by the Company are Disclosed.

2.11.12	Transfer of Undertaking

No employee has transferred or will as a result of any obligation binding on the Company transfer into the employment of the Company by virtue of the Transfer of Undertakings (Protection of Employment) Regulations 2006

2.11.13	Disputes

None of the Company’s employees, so far as the Vendors are aware (but without making any specific enquiry of any employee as to whether he or she has any outstanding dispute for the purpose of making this Warranty) has any outstanding dispute with the Company in connection with or arising from his employment nor is there any liability outstanding to such persons except for remuneration or other benefits accruing due and no such remuneration or other benefit which has fallen due for payment has not been paid.

2.11.14	Termination of Employment

During the period of three months ending with the date of this Agreement the

Company has not terminated the employment of any person employed in or by the Company and nor has any person been dismissed or constructively dismissed during this period

2.11.15	Trade Unions

None of the Company’s employees belongs or has belonged at any material time to an independent trade union recognised by the Company and so far as the Vendors are aware but without making any specific enquiry of any employee or trade union for the purpose of making this Warranty no trade union is seeking recognition by the Company.

2.11.16	Employee Representatives

There are no employee representatives representing all or any of the Company’s employees.

2.11.17	Consultation

The Company has complied with all of its statutory obligations to inform and consult appropriate representatives as required by law.

2.11.18	Redundancy

There is no plan scheme commitment custom or practice relating to redundancy affecting any of the Company’s employees and nor would any employee of the Company be entitled in the event of redundancy to a redundancy payment more generous than the statutory entitlements to redundancy pay.

2.11.19	Plans providing Benefits

All plans for the provision to the employees of the Company comply in all respects with all relevant statutes regulations and all necessary consents in relation to such plans have been obtained and all government filings in relation to such plans have been made. Copies of all such plans are annexed to the Disclosure Letter.

2.11.20	Employee Loans

There are no loans or other monies owed by any of the Company’s employees to the Company.

2.11.21	Transactions concerning Directors

The Company has not in contravention of the Companies Acts:

(1)	entered into any arrangement involving the acquisition of assets from or disposal to;

(2)	granted any loan or quasi loan to or entered into any guarantee or credit transaction with; or

(3)	provided any security in connection with any loan quasi loan or credit transaction to or with;

any director or person connected with a director (as defined in the Companies Acts).

2.11.22	Pensions

Apart from the Legal & General Stakeholder Pension Scheme (Printing Industry Pension Scheme) and the payment of pension contributions in respect of the Axa Sun Life personal pensions in respect of the Continuing Directors details of which are Disclosed the Company is not under any present or future liability to pay to any of the employees or to any other person or contribute towards any pension superannuation allowance death benefit retirement gratuity or like benefit or to contribute to any life assurance scheme medical insurance scheme or permanent health scheme other than as Disclosed and the Company has not made any such payments or contributions on a voluntary basis nor has it proposed to do so.

2.11.23	Stakeholder Pension Schemes

The Company has complied with all its obligations relating to stakeholder pension schemes under the Welfare Reforms and Pensions Act 1999 the Personal Pension Schemes (Payments by Employers) Regulations 2000 (S1 2000/2692) and the Financial Services and Markets Act 2000 or otherwise.

2.12	The Company and its Subsidiaries

2.12.1	The Company:

(1)	has not been and is not the holder or beneficial owner of and has not agreed to acquire any class of shares or other capital of any other company or corporation (whether incorporated in the United Kingdom or elsewhere);

(2)	is not and has not agreed to become a member of any partnership joint venture consortium or other unincorporated association or arrangement for sharing commissions or income; and

(3)	has no branch agency or place of business outside England and no permanent establishment (as that expression is defined in the relevant double taxation relief orders current at the date hereof) outside the United Kingdom.

3.	TAX WARRANTIES

The Vendors hereby warrant and represent to and for the benefit of the Purchaser in the following terms:

3.1	Residence

The Company is and always has been resident for taxation purposes only in the jurisdiction in which it is incorporated.

3.2	Tax Provisions

Provision or reserve in accordance with Accounting Practice has been made in the Audited Accounts for all Tax and taxation liable to be assessed on the Company or for which it is accountable in respect of income profits or gains earned accrued or received on or before the Balance Sheet Date or any event on or before the Balance Sheet Date including distributions made down to such date or provided for in the Audited Accounts and proper provision has been made in the Audited Accounts for deferred taxation in accordance with generally accepted accounting principles.

3.3	Returns

The Company has properly and punctually made all returns and provided all information required for taxation purposes and none of such returns is disputed by HM Revenue & Customs or any other authority concerned (in the United Kingdom or elsewhere) and the Vendors are not aware but without making specific enquiry of HMRC for the purpose of giving this Warranty that any dispute is likely or that any event has occurred which would or might give rise to a claim under the Tax Deed upon or after execution thereof.

3.4	Payment of Tax

The Company has duly and punctually paid all taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for taxation and has not paid any tax which it was not and is not properly due to pay.

3.5	Audits

The Company has not in the last six years received any visit or inspection from any taxation authority.

3.6	Payments under Deduction

All payments by the Company to any person which ought to have been made under deduction of tax have been so made and the Company has (if required by law so to do) accounted to HM Revenue & Customs for the tax so deducted.

3.7	Distributions and Payments

(1)	No distribution within the meaning of ICTA Sections 209, 210 and 212 has been made by the Company except dividends shown in its Audited Accounts or statutory accounts for accounting periods ended before the Balance Sheet Date nor is it bound to make any such distributions.

(2)	No securities within the meaning of ICTA Section 254(1) issued by the Company and remaining in issue at the date hereof were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under ICTA Section 209(2)(e)(iii).

(3)	The Company has not made or received any distribution which is an exempt distribution within the meaning of the ICTA Section 213.

(4)	The Company has not received any capital distribution to which the provisions of ICTA Section 189 could apply.

(5)	The Company has not used any credit relief or set off that may be disallowed pursuant to the TCGA Section 237.

(6)	The Company has not issued any share capital nor granted options or rights to any person which entitles that person to require the issue of any share capital to which the provisions of the ICTA Section 249 could apply.

3.8	Group Income

The Company is not and never has been a member of a group of companies for the purpose of any taxation.

3.9	ACT Carry Forward

There has been no major change in the business of the Company within the meaning of ICTA Section 245.

3.10	Payments and Disallowances

Since the Balance Sheet Date no rents, annual payments or other sums of an income nature paid or payable by the Company or which it is under an obligation to pay in the future are wholly or partially disallowable as deductions or charges in computing profits for the purposes of corporation tax by reason of the provisions of ICTA Sections 74, 125, 338, 577, 577A, 779 to 784 and 787 or otherwise other than (in any of the foregoing cases) disallowable expenditure of a similar amount to that in each of the three years preceding the Balance Sheet Date.

3.11	Tax Losses

There has not within the three (3) years preceding the date hereof been a major change in the business of the Company within the meaning of ICTA Section 768.

3.12	Close Companies

(1)	The Company is a close company.

(2)	No distribution within ICTA Section 418 has been made by the Company.

(3)	The Company has not made and will not be deemed to have made any loan or advance to a participator of or an associate of a participator so as to become liable to make any payment under ICTA Section 419.

(4)	The Company is not and has not since 31st March 1989 been a close investment holding company within the meaning of ICTA Section 13A.

3.13.	Income and Corporation Taxes Act 1988 Section 765

The Company has not without the prior consent of the Treasury been a party to any of the transactions specified in ICTA Section 765. Where such consent would have been necessary but for the provisions of ICTA Section 765A(1) the Company has complied in full with the requirements of The Movements of Capital (Required Information) Regulations 1990 and a copy of the notification required pursuant thereto is annexed to the Disclosure Letter.

3.14	Controlled Foreign Companies

(1)	The Company has no interest in the share capital of any company not resident in the United Kingdom for taxation purposes (or which is treated for the purposes of any double taxation convention as not being so resident) which is controlled by persons resident in the United Kingdom for taxation purposes and in which the Company has ten per cent (10%) or more of the voting rights (“controlled foreign company”).

(2)	No enquiries have been made or intimated by H.M. Revenue & Customs in respect of any controlled foreign company.

3.15	Anti-Avoidance

(1)	The Company has not at any time entered into or been a party to a transaction or series of transactions either:

(a) containing steps inserted without any commercial or business purpose; or

(b) being transactions to which any of the following provisions could apply: Sections 703, 729, 730, 737, 739, 770, 774, 776, 779, 780, 781 or 786 of ICTA or Schedule 9 paragraph 13 of the Finance Act 1996 without in the appropriate cases having received clearance in respect thereof from the Inland Revenue.

(2)	The Company has never been requested to furnish information pursuant to notices served under ICTA Sections 745 or 778.

3.16	Base Values

(1)	The Disclosure Letter contains full and accurate particulars of:

(a) the extent to which the book value of an asset or a particular class of asset as shown in the Audited Accounts is in excess of either:

(i) the amount falling to be deducted under the TCGA Section 38 from the consideration receivable on a disposal of that asset; or

(ii) the balance of the qualifying expenditure attributable to that asset or pool of assets (as the case may be) brought forward into the accounting period in which Completion will occur and save to the extent disclosed no such excess exists; and

(b) the extent to which provision for taxation in respect of such excess has been made in the Audited Accounts.

(2)	No election under the TCGA Section 35 is in effect in relation to the Company and full particulars are given in the Disclosure Letter of the first relevant disposal for the purposes of the said Section 35.

(3)	The Disclosure Letter contains full and accurate particulars of all assets held by the Company on or after 6th April 1988 in respect of which relief is or would be available under TCGA Schedule 4 upon disposal.

3.17	Roll-over Relief

The Disclosure Letter contains accurate particulars of all assets currently held in respect of which claims have been made by the Company under TCGA Sections 152 to 156, 158, 242 to 245, 247 or 248 and no such claim or other claim has been made by any other person which affects or could affect the amount or value of the consideration or the acquisition of any asset by the Company taken into account in calculating liability to corporation tax on chargeable gains on a subsequent disposal.

3.18	Pre-entry Losses

The Disclosure Letter contains details of all pre-entry losses falling within Schedule 7A paragraph 1(2)(a) of the TCGA which have or will have accrued to the Company prior to Completion and details of all assets which if disposed of on Completion would give rise to an allowable loss.

3.19	Depreciatory Transactions

No loss which might accrue on the disposal by the Company of any share in or security of any company is liable to be reduced by virtue of any depreciatory transaction within the meaning of TCGA Sections 176 and 177 nor is any expenditure or any share or security liable to be reduced under TCGA Section 125.

3.20	Value Shifting

The Company does not hold and has not held any shares upon the disposal of which TCGA Sections 31 or 32 could apply.

3.21	Connected Party and Intra-Group Transactions

(1)	The Company has not disposed of or acquired any asset to or from any person connected with it within ICTA Section 839 or in circumstances such that the provisions of TCGA Section 17 could apply to such disposal or acquisition.

(2)	The Company has not acquired any asset (past or present) from any other company then belonging to the same group of companies as the Company within the meaning of the TCGA Section 170(2) to (14).

(3)	The Company has not made and is not entitled to make a claim pursuant to TCGA Section 172.

3.22	Group Reconstructions

The Company has not been party to any scheme of re-construction or re-organisation to which the provisions of TCGA Section 139 or ICTA Section 703 or Section 343 could apply.

3.23	Chargeable Debts

No gain chargeable to corporation tax will accrue to the Company on the disposal of any debt owing to the Company not being a debt on a security.

3.24	Chargeable Policies

The Company has not acquired benefits under any policy of assurance otherwise than as original beneficial owner.

3.25	Gains Accruing to Non-resident Companies or Trust

There has not accrued any gain in respect of which the Company may be liable to corporation tax on chargeable gains by virtue of the provisions of TCGA Sections 13 or 87.

3.26	Indexation: Groups and Associated Companies

The Company does not own any debts or shares to which the provisions of TCGA Section 182 to 184 could apply.

3.27	Company Migration

(1)	The Company is not a dual resident company for the purposes of TCGA Section 139(3), Section 160 or Section 188.

(2)	There are no circumstances pursuant to which the Company may become liable for tax pursuant to TCGA Section 185 (Deemed Disposal of Assets on Company ceasing to be resident in the UK) Section 186 (Deemed Disposal of Assets on Company ceasing to be liable to UK Tax Section 187 (Postponement of Charge on Deemed Disposal) or the Finance Act 1988 Section 132 (Liability of other persons for unpaid Tax) or TCGA Section 191 (Non payment of tax by non resident companies).

3.28	Claims by the Company

The Company has made no claim under any of the following:

(1)	TCGA Section 279 (assets situated outside the United Kingdom); or

(2)	TCGA Section 24 (assets of negligible value); or

(3)	TCGA Section 280 (tax on chargeable gains payable by installments); or

(4)	ICTA Sections 242 and 243 (surplus franked investment income); or

(5)	ICTA Section 584 (unremittable income arising outside the United Kingdom).

3.29	Elections

The Disclosure Letter contains full particulars of all elections made by the Company under the following provisions:

(1)	ICTA Sections 524, 527 and 534 (Lump Sum Receipts for Patents and Copyright);

(2)	Capital Allowances Act 1990 Section 37 (short life assets); and

(3)	Capital Allowances Act 1990 Section 11 (leasehold interest).

3.30	Clearances

There are annexed to the Disclosure Letter copies of all correspondence relating to applications for clearances under any enactment relating to taxation. All facts and circumstances material to such applications for clearance were disclosed in such applications.

3.31	Assessment of Tax on Lessees

No notice pursuant to ICTA Section 23 has been served on the Company.

3.32	Leaseholds

The Company is not liable to taxation under the provisions of ICTA Sections 34, 35 and 36 nor does it own any leasehold interest to which the said Section 35 may apply.

3.33	PAYE

The Company has properly operated the Pay As You Earn system deducting tax as required by law from all payments to or treated as made to its employees and ex-employees and accounting to HM Revenue & Customs for all tax so deducted and all tax chargeable on benefits provided for employees of the Company.

3.34	Dispensations and PAYE Audits

The Disclosure Letter contains full details of all dispensations obtained by the Company and all details of any visit from the Audit Office of the Inland Revenue within the last six years including full details of any settlement made pursuant thereto.

3.35	Benefits for Employees

(1)	Since the Balance Sheet Date the Company has not made any payment to or provided any benefit for any officer of employee or ex-officer or ex-employee of the Company which is not allowable as a deduction in calculating the profits of the Company for taxation purposes.

(2)	The Company has not issued any shares in the circumstances described in the Finance Act 1988 Section 77(1) and has complied with Section 85 of that Act.

(3)	The Company has not made any payment to which ICTA Section 313 applies.

3.36	Slave Companies

Any payment made to or for the direct or indirect benefit of any person who is or might be regarded by any taxation authority as an employee of the Company is made to such person direct and is not made to any company or other entity associated with that person.

3.37	Sub-Contractors

The Company is not and never has been either a contractor or a sub-contractor for the purposes of ICTA Chapter IV Part XIII

3.38	National Insurance

The Company has paid all national insurance and graduated pension contributions for which it is liable and has kept proper books and records relating to the same.

3.39	Stamp Duty and Stamp Duty Land Tax

The Company has duly paid or has procured payment of stamp duty and stamp duty land tax for which the Company is liable on all documents to which it is a party or in which it is interested and which are liable to the same. The Company has not obtained relief from Stamp Duty under the Finance Act 1927 Section 55 (reconstructions and amalgamations), the Finance Act 1930 Section 42 (intra group transfers) of the Finance Act 1985 Section 78 (take overs).

3.40	Stamp Duty Reserve Tax

The Company has made all returns and paid all stamp duty reserve tax in respect of any transaction and securities to which it has been a party or in respect of which it is liable to account for stamp duty reserve tax.

3.41	Value Added Tax:

(1)	The value added tax registration particulars of the Company are stated in the Disclosure Letter and are accurate in all respects and the Company is not and has not been for value added tax purposes a member of a group of companies.

(2)	The Company has complied with all statutory provisions and regulations relating to the value added tax and has duly paid all amounts of value added tax for which it is liable.

(3)	All supplies made by the Company are taxable supplies and the Company is not and will not be denied credit for any input tax by reason of the operation of the VATA Section 26 and regulations made thereunder.

(4)	All input tax for which the Company has claimed credit has been paid by the Company is respect of supplies made to it relating to goods or services used or to be used for the purpose of its business.

(5)	The Company is not and has not been for value added tax purposes a member of any group of companies (other than that comprising the Company and the

Subsidiaries alone) and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any value added tax chargeable against some other company except where that other company is a Subsidiary.

(6)	No supplies have been made to the Company to which the provisions of the VATA Section 8 might apply.

(7)	The Company has not committed any offence contrary to the VATA Sections 60 to 72 nor has it received any penalty liability notice pursuant to Section 64(3) surcharge liability notice pursuant to Section 59 or written warning issued pursuant to Section 76(2) of that Act.

(8)	The Company has not been and is not liable to be registered for value added tax otherwise than pursuant to the provisions of the VATA Schedule 1 Paragraph 1.

(9)	The Company has not been required to give security under the VATA Schedule 11 Paragraph 4.

(10)	The Disclosure Letter contains details and copies of all elections together with the relevant notification made by the Company pursuant to the VATA Schedule 10 Paragraph 2.

(11)	The Company is not and has not since 1st August 1989 been in relation to any land building or civil engineering work a developer within the meaning of the VATA Schedule 10 Paragraph 5(5).

(12)	The Company has not paid and is not liable to pay any interest pursuant to the VATA Section 74.

(13)	The Disclosure Letter contains full details of any assets of the Company to which the provisions of Part XV of the Value Added Tax Regulations 1995 (The Capital Goods Scheme) apply and in particular:

(a) the identity (including in the case of leasehold properties the term of years), date of acquisition and cost of the asset; and

(b) the proportion of input tax for which credit has been claimed (either provisionally or finally in a tax year and stating which).

3.42	Powers of Sale for Inheritance Tax Purposes

There are not in existence any circumstances whereby any such power as is mentioned in the Inheritance Tax Act 1984 Section 212 could be exercised in relation to any shares in securities of or assets of the Company.

3.43	Gifts

(1) The Company is not liable to be assessed to corporation tax on chargeable gains or to inheritance tax as donor or donee of any gift or transferor or transferee of value;

(2) The Company has not been a party to associated operations in relation to a transfer of value within the meaning of the Inheritance Tax Act 1984 Section 268;

(3) No Inland Revenue Charge (as defined in the Inheritance Tax Act 1984 Section 237) is outstanding over any asset of the Company or in relation to any shares in the capital of the Company;

(4) The Company has not received any asset as mentioned in TCGA Section 282.

3.44	Purchase of Own Shares

The Company has not purchased any of its own shares in circumstances to which ICTA Section 219 applies.

3.45	Tax Computations

All tax computations prepared by or for and on behalf of the Company that have been submitted to HM Revenue & Customs have been prepared on a full disclosure basis.

SCHEDULE 5

Tax Deed

DATED                      2007

(1)

McGURK GROUP LIMITED

MR P. J. FRAINE

MS J. MARTINDALE

MS A. J. CRISP

-and-

(2) SGS PACKAGING EUROPE HOLDINGS LIMITED

TAX DEED

Sandersons

Solicitors

17-19 Parliament Street

Kingston upon Hull

HU1 2BH

MDX 11938 Hull

Main Switchboard: 01482 324662

Fax: 01482 223110

www.sandersonssolicitors.co.uk

THIS DEED is made the      day of                      2007

BETWEEN:

(1)	The several persons whose names and addresses are set out in the Schedule (together the ‘Vendors’);

(2)	SGS PACKAGING EUROPE HOLDINGS LIMITED a company registered in England under number 05429840 whose registered office is at Citadel Trading Park Garrison Road Hull HU9 1TQ (the ‘Purchaser’)

RECITALS

This Deed has been entered into pursuant to an agreement of even date with this Deed and made between the Vendors and the Purchaser (‘the Agreement’) under which the Purchaser has agreed to purchase the entire issued share capital of Thames McGurk Limited from the Vendors with the intention that an amount equal to certain Tax Liabilities of the Company and certain Tax Liabilities of the Purchaser relating to the Sale Shares or the Company shall be paid by the Vendors to the Purchaser.

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1.	In this Deed unless the contrary intention appears words and expressions defined in the Agreement have the same meaning in this Deed and any provisions in the Agreement concerning matters of construction or interpretation shall also apply in this Deed.

1.2	In this Deed where the context so admits the following words and terms shall have the following meanings:

“Accounting Period”	Has the same meaning as in ICTA section 12;

“Accounts Relief”	(1) any Relief which was taken into account in computing and so reducing or eliminating any provision for Tax which appears in the Completion Accounts; and (2) any Relief which is treated as an asset in the Completion Accounts

“Actual Tax Liability”

(1)    a liability of the Company or its subsidiaries to make an actual payment of Tax or of an amount in respect of Tax either immediately or contingently whether or not such Tax is also or alternatively chargeable against or attributable to any other person;

(2)    any taxation which is assessed on any person other than the Company (whether or not assessed in the name of the Company) and which is an amount equal to which it is recoverable by that person from the Company.

“Claim”	any assessment notice demand or other document issued or action taken by or on behalf of any Tax Authority or any form of self-assessment from which it appears that the Company the Purchaser or any member of the Purchaser’s Group is subject to or is sought to be made subject to or might become subject to any Tax Liability;

“Deemed Tax Liability”	in any of the circumstances set out in column (1) below an amount determined as set out in column (2) below:

(1)	(2)

(1) The Unavailability of all or any part of the Accounts Relief.

(1)

(a) The amount of Tax payable by the Company which would not have been payable had such Relief been used by the Company in the first available period following Completion in which the Company could actually have used the Relief (taking into account whether the Company had sufficient profits or would otherwise be in a position actually to use the Relief); or

(b) in the case of a right to repayment of Tax the amount of the repayment which is found to be Unavailable;

(2) The use of any Accounts Relief to reduce an Actual Tax Liability in respect of which the Purchaser would but for that reduction or set off have been able to make a claim against the Vendors under this Deed	(2) The amount by which such Actual Tax Liability is reduced by such use of the Relief;

(3) The use of a Purchaser’s Relief to reduce an Actual Tax Liability in respect of which the Purchaser would but for that use have been able to make a claim against the Vendor under this Deed	(3) The amount by which such Actual Tax Liability is reduced by the use of the Purchaser’s Relief;

“Distribution”	anything which is or is deemed to be a dividend or distribution for Tax purposes;

“Event”

(1) any act omission transaction or Distribution whether or not the Company is a party thereto;

(2) the death of any person;

(3) the failure by any person to avoid an apportionment or Distribution of income such that there is a Tax charge on the Company under Chapter III of Part XI of ICTA whether or not it is or was possible by taking action after Completion to avoid such apportionment or Distribution;

(4) the Company ceasing to be a member of any group or associated with any person;

(5) Completion; and

(6) any event which is treated as having occurred for the purposes of any Tax legislation;

(6) and references to the result of an Event occurring on or before Completion shall include the combined result of two or more Events all of which shall have taken place on or before Completion;

“Purchaser’s Group”	the Purchaser and those companies (other than the Company) which may be treated for relevant Tax purposes as being or as having at any time been either a member of the same group of companies as the Purchaser or otherwise associated with the Purchaser; and references to a group or Group in relation to any company mean such company and those companies

(other than such company) which may be treated for relevant Tax purposes as being or as having been at any time either a member of the same group of companies as such company or otherwise associated with such company;

“Purchaser’s Relief”

(1) any Relief arising to the Purchaser or any member of the Purchaser’s Group; and

(2) any Relief arising as a consequence of or by reference to an Event occurring (or deemed to have occurred) or income earned after Completion

“Relief”	any relief allowance or credit in respect of Tax or any right to repayment of Tax (including any payment receivable in consideration for the surrender of group relief) or any deduction exemption or set-off relevant in computing income profits or gains for the purposes of Tax pursuant to any legislation or otherwise;

“Tax Authority”	any person entitled to enforce or collect Tax;

“Tax Liability”	an Actual Tax Liability, a Deemed Tax Liability or any other liability of the Vendors under this Deed;

“Unavailability”	in relation to a Relief the reduction modification loss clawback counteraction nullification disallowance failure to obtain or cancellation of or withdrawal of or failure to obtain that Relief and “Unavailable” shall be construed accordingly.

1.3	References in this Deed to any ‘income earned’ means any profits gains or income earned accrued or received or deemed for Tax purposes to be earned accrued or received (excluding for the avoidance of doubt any increases in the values of any assets of the Company since their acquisition).

1.4	In determining for the purposes of Clause 2.1.6 of this Deed (inheritance tax) whether a charge on or power to sell mortgage or charge any of the shares or assets of the Company is in existence at any time the fact that any Tax is or may be payable by installments shall be disregarded with the effect that section 213 of the Inheritance Tax Ac 1984 shall not apply to any amount payable pursuant to Clause 2.1.6. Such Tax shall be treated as becoming due and the charge or power to sell mortgage or charge as arising on the date of the transfer of value or other Event on or in respect of which it becomes payable or arises.

1.5	Where there is any liability of the Venders under Clause 2.1.3 or 2.1.4, the Purchaser covenants to procure that the relevant liability to the Tax Authority is paid forthwith upon receipt of payment from the Vendors

2.	COVENANT BY THE VENDORS

2.1	Covenant

Subject to the provisions of this Deed the Vendors covenant to pay to the Purchaser an amount equal to:

2.1.1	any Actual Tax Liability arising in connection with:

(1)	any Event occurring on or before Completion; or

(2)	any income earned on or before or in respect of any accounting period ending on or before the date of Completion;

2.1.2	any Deemed Tax Liability arising as a consequence of or by reference to an Event occurring (or deemed to have occurred) on or before Completion;

2.1.3	any Tax Liability arising as a result of the application of ICTA section 767A or section 767AA (secondary liability arising to the Company) in consequence of the application of ICTA section 767A or section 767AA arising solely as a result of the failure to pay Tax of the Vendors or of a company controlled (as defined by ICTA section 767B(4)) by the Vendors in the three years ending on or before Completion;

2.1.4	any Tax Liability in respect of an Event occurring on or before Completion or in respect of any income earned on or before or in respect of any accounting period ending on or before the date of Completion for which the Company would not have been liable but for being treated as being or having been a company in the same group as or associated or connected with any Relevant Company at any time on or prior to Completion for the purpose of Tax. For the purposes of this Clause the term ‘Relevant Company’ shall mean any company (other than the Company, the Purchaser and any other company that may be treated for Tax purposes as being or as having at any time been either a member of the same group of companies as the Purchaser or otherwise associated or connected with the Purchaser);

2.1.5	any liability of the Company to make a payment to any person under an indemnity covenant guarantee agreement or charge where such indemnity covenant guarantee agreement or charge relates to taxation and was entered into by the Company prior to Completion;

2.1.6	any Tax Liability in respect of inheritance tax which:

(1)	is at Completion in the form of a charge on or gives rise to a power to sell mortgage or charge any assets of the Company or the Sale Shares; or

(2)	after Completion takes the form of a charge on or gives rise to a power to sell mortgage or charge any assets of the Company or the Sale Shares as a result of the death of any person after Completion which would if the death had occurred immediately before Completion and the inheritance tax payable as a result had not been paid have existed at Completion; or

(3)	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whenever occurring) which increased or decreased the value of the estate of the Company;

2.1.7	all costs and expenses (including without limitation legal costs, but excluding for the avoidance of doubt the costs of management time of the Purchaser or the Company) reasonably and properly incurred and payable by the Purchaser or the Company relating to a successful claim made under this Deed.

2.2	Adjustment to Consideration

Any payments made pursuant to Clause 2.1 shall so far as possible be treated as an adjustment to the consideration paid by the Purchaser for the Sale Shares.

2.3	Limits of Vendor’s Liability under this Deed

The Vendors’ liability under this Deed arising from any Tax Liability shall be limited in accordance with the provisions of Schedule 6 to the Agreement and further to the extent that:

2.3.1	provision, allowance or reserve in respect of that Tax Liability is made in the Audited Accounts or the Completion Accounts or to the extent that payment or discharge of such liability has been taken into account in the Audited Accounts or the Completion Accounts and in the case of a provision in the Completion Accounts provided further that such provision or reserve is set out fully or noted with certainty in the Completion Accounts or the notes thereto;

2.3.2	that Tax Liability arises only by reason of any increase in rates of Tax or change in law or published practice after the date hereof having retrospective effect;

2.3.3

it is a Tax Liability for which the Company is or may become liable as a result of transactions entered into by the Company in the ordinary course of trading after the Balance Sheet Date and is shown in the Management Accounts and for the purposes of this Clause and without limitation the following shall not be regarded as arising in the ordinary course of trading:

(1)	any liability under Part VIII of the Taxes Management Act 1970 (charges on non-residents) or section 126 or Schedule 23 of the Finance Act 1995 (UK representatives);

(2)	any liability under Part XVII of ICTA (anti-avoidance);

(3)	any liability in respect of any Distribution; and

(4)	any liability arising from the disposal or acquisition of or deemed disposal or acquisition of any asset other than trading stock;

2.3.4	it is a Tax Liability which would not have arisen but for a voluntary act or transaction which could reasonably have been avoided by the Purchaser (or persons deriving title from it) or the Company after the date of Completion and which the Purchaser was aware could give rise to a claim but so that this exclusion shall not extend to any act:

(1)	carried out with the written approval of the Vendors;

(2)	to carry out or effect an obligation imposed by law regulation or requirement having the force of law; or

(3)	consisting of the lodging for stamping with a Tax Authority of a document executed on Completion.

2.3.5	the Tax Liability arises by reason of or in consequence of:

(i)	any claim, disclaimer or election made or notice or consent given or any other thing done by the Purchaser or the Company after Completion, including (without prejudice to the generality of the forgoing) any disclaimer of capital allowances, in circumstances where such claim, disclaimer, election, notice or consent was not taken into account in the preparation of the Completion Accounts; or

(ii)	any failure by the Purchaser or the Company after the date of this Agreement to make any claim, election, surrender or disclaimer or give any notice or do any other thing after Completion, the making, giving or doing of which was taken into account in the Completion Accounts provided that the basis of such claim, disclaimer, election, notice or consent has been fully provided for in, and the details set out in the notes to, the Completion Accounts; or

(iii)	the voluntary amendment after Completion of any claim, disclaimer, election or notice made or given before Completion

2.3.6	the Tax Liability arises as a result of any changes after Completion in the bases, methods or policies of accounting (including without prejudice to the generality of the foregoing any change in Tax reporting practice or the length of any accounting period) of the Company (other than changes necessary to rectify non-compliance with Accounting Practice)

2.3.7	the Tax Liability would not have arisen but for a delay or omission (including the failure to make any return or supply any information to a Tax Authority) of the Company after Completion provided that this exclusion shall not apply where the delay is caused by the Vendors;

2.3.8	the Tax Liability is increased as a result of the failure of the Purchaser to comply with the provisions of Clause 3 (Notice and Mitigation) of this Deed;

2.3.9	Reliefs arising before Completion (other than any Accounts Relief or Purchaser’s Relief) are available to set against such Tax Liability;

2.3.10	the matter giving rise to the Tax Liability is that the assets of the Company are greater than, or its liabilities are less than, those taken into account in computing the provision for Tax in the Completion Accounts;

2.3.11	the Tax Liability arises or is increased as a result of the Company ceasing to be entitled to the small companies’ rate of corporation tax after Completion;

2.3.12	the Tax Liability would not have arisen but for any cessation of the whole or part of any trade carried on by the Company or any change in the nature or conduct of such trade or the disposal of the Company in all cases after Completion;

2.3.13	the Tax Liability is in respect of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Sale Shares pursuant to this Agreement; or

2.3.14	the Purchaser or the Company is compensated under the Warranties or otherwise under the Agreement in respect of the same subject matter

2.3.15	the Claim is in respect of employers or employees NIC or PAYE on a bonus of £117,000 paid to Alison Crisp on or about the date hereof

2.4	Disclosure not relevant

The Vendors obligation to make payments under Clause 2.1 shall not be affected by the Purchaser’s (or its officers employees agents or advisers) knowledge or the disclosure in the Disclosure Letter or from any other source, of the Tax Liability giving rise to the payment or of the circumstances giving rise to that Tax Liability.

3	NOTICE AND MITIGATION

3.1	Notice of Claim

If the Purchaser shall become aware of any Claim which is likely to give rise to a liability on the Vendors under Clause 2.1 it shall reasonably promptly (and if possible not later than 14 days prior to the expiry of any time for appeal) give notice or procure that notice is given to the Vendors setting out reasonable particulars of the Claim.

3.2	Information and Assistance

The Purchaser shall and shall procure that the Company shall take such action and give such information and assistance in connection with the affairs of the Company as the Vendors may reasonably and promptly by written notice request to avoid resist appeal or compromise a Claim provided that:

3.2.1	the Purchaser and the Company shall not be obliged to appeal against any assessment notice demand or decision if having given the Vendors notice in accordance with Clause 3.1 the Purchaser has not by the later of 10 days from receipt by the Vendors of such notice instructions in writing from the Vendor to do so;

3.2.2	The Purchaser and the Company shall not be obliged to comply with any request of the Vendors made under this Clause 3.2 (in the case of an appeal from the decision of a tribunal or other forum of first instance) unless they have been advised in writing by leading Tax counsel instructed by agreement between the Purchaser and the Vendors at the expense of the Vendors that an appeal against the decision of the tribunal or other forum will on the balance of probabilities be successful.

3.2.3	The Purchaser and the Company shall not be obliged to take any action which is likely to increase the future liability to Tax of the Company.

3.2.4	The Purchaser shall not be obliged to prevent the Company from making a payment of taxation at any time to avoid any fine penalty interest or other imposition or surcharge liability in respect of unpaid taxation unless the Vendors first indemnify and secure the Purchaser and the Company in respect thereof.

3.2.5	The Purchaser shall not be obliged to comply with any unreasonable instruction or request of the Vendors.

3.2.6	the Purchaser shall not be obliged to procure that the Company takes any action against any person who is at the time in question an employee of director of any company in the Purchaser’s Group or any company which is at the time in question a company in the Purchaser’s Group.

3.3	Purchaser’s Right to Settle

Unless the Vendors shall within 10 days of the Purchaser giving notice requiring the Vendors to do so inform the Vendors of the next action to be taken pursuant to Clause 3.2 the Purchaser shall be entitled to procure that the Company settles or compromises any Tax Liability on such terms as the Purchaser may in its absolute discretion determine.

3.4	Exclusion

The Vendors shall have no rights under this Clause 3 in respect of any claim by the Purchaser if it is (or the delay in discovery of which is) the consequence of fraud or willful concealment by any of the Vendors or any person acting under their express direction or instruction.

3.5	Action Required by Vendors

The action which the Vendors may request under this Clause 3 shall include (without limitation but subject to the provisions of Clauses 3.2.1 to 3.2.6 inclusive the Company applying to postpone (so far as legally possible) the payment of any Tax but shall not include allowing the Vendors to take on or take over the conduct of any proceedings of whatsoever nature arising in connection with the Claim in question.

3.6	Recovery from Other Persons

Where the Company is entitled to recover from some other person (not being another company in the Purchaser’s Group) including any Tax Authority any sum in respect of any Claim the amount of the Claim shall nevertheless be payable in full by the Vendors on the due date ascertained in accordance with Clause 4 and the Purchaser shall:

3.6.1	procure that the Vendors are promptly notified of such entitlement;

3.6.2	take such action as the Vendors may reasonably and promptly by written notice request to enforce such recovery; and

3.6.3	account to the Vendors for an amount equal to any amount so recovered by the Company (including any interest or repayment supplement included in such recovery less any Tax chargeable on the Company in respect of that interest) not exceeding the amount paid by the Vendors under Clause 2 in respect of that Claim.

3.7	Indemnity for Costs etc

Notwithstanding anything in the Agreement or this Deed neither the Purchaser nor the Company shall be obliged to take any steps to reduce the amount of any Claim or to recover any amount from any other person unless the Vendors shall first indemnify and secure the Company and the Purchaser to their satisfaction against all reasonable costs and expenses (excluding for the avoidance of doubt the costs of management time of the Purchaser or the Company) and additional Tax which they may so incur.

4	DATE FOR PAYMENT

4.1	Date for Payment

Where any amount is required to be paid to the Purchaser by the Vendors in respect of an Actual Tax Liability the Vendors shall pay such amount in cleared funds three Business Days before the date on which the Tax in question is due for payment to the relevant Tax Authority or if later ten Business Days following the date on which the Purchaser notifies the Vendors of its liability to make such payment.

4.2	Notification of Amount

Where any amount is required to be paid by the Vendors other than in respect of an Actual Tax Liability the Purchaser will notify the Vendors in writing of the amount which the Vendors are required to pay and the Vendors shall pay such amount in cleared funds on or before the later of (i) the date when the relevant Tax is due or would have been due but for the application of a Relief and (ii) the date ten Business Days after the date on which they receive or are deemed to receive such notice in accordance with Clause 14.8 of the Agreement save that where the payment is in respect of a Deemed Tax Liability relating to the Unavailability of a right to repayment of Tax payment shall be made on the date on which that repayment would otherwise have become due.

4.3	When Tax becomes Due

References to a date on which Tax becomes due for payment include a reference to the date on which it would have become due were it not for the availability of any Accounts Relief or Purchaser’s Relief.

4.4	Business Days

Any payment which becomes due on a day which is not a Business Day shall be paid on the previous Business Day and any payment which is made after 4.00 p.m on any day shall for the purposes of calculating interest be deemed to have been paid on the next following Business Day.

4.5	Due Date and Interest

The Vendors shall make all payments under this Deed in immediately available funds before 4.00 p.m. on the due date for payment without deduction or withholding on any account (save as expressly provided in this Deed) and if any amount is not paid when due the Vendors shall pay to the Purchaser interest on such amount accruing from day to day (as well after judgment as before) at the rate specified in Clause 14.10 of the Agreement from time to time from the due date until the date of actual payment (or the next Business Day if such day of actual payment is not a Business Day).

5.	DEDUCTIONS AND WITHHOLDINGS

5.1	No Deductions etc

Any amount payable pursuant to this Deed shall be paid free and clear of all deductions withholdings counter-claims or set-off whatsoever save only as may be required by law or as expressly provided in this Deed.

5.2	Deductions and Withholdings Required by Law

If any deductions or withholdings are required by law to be made from any sums the Vendors shall be obliged to pay the Purchaser such amount as will after the deduction or withholding has been made leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction withholding or set-off provided that if the Purchaser subsequently receives a credit for such deduction or withholding then such credit shall be applied in accordance with the provisions of Clause 7.

5.3	Accounting for Deductions and Withholdings

If the Vendors are required by law to make a deduction or withholding as is referred to in Clause 5.2 the Vendors shall:

5.3.1	make such deduction or withholding;

5.3.2	account for the full amount deducted or withheld to the relevant authority in accordance with applicable law; and

5.3.3	provide to the Purchaser the original or a certified copy of a receipt or other documentation evidencing the above.

6.	GROSS-UP

6.1	If any amount paid or due to the Purchaser under this Deed is a taxable receipt of the Purchaser then the amount so paid or due (the “Net Amount”) shall be increased to an amount which after subtraction of the amount of any Tax on such increased amount which arises or would but for the availability of any Accounts Relief or Purchaser’s Relief arise shall equal the Net Amount provided that if any payment is initially made on the basis that the amount due is not taxable in the hands of the Purchaser and it is subsequently determined that it is or vice versa such adjustments shall be made between the Purchaser and the Vendors as may be required.

6.2

There shall be no grossing up under clause 6.1 to the extent that Tax is payable as a consequence of the provision of Extra-statutory Concession D33 not applying to any payment made by the Vendors as a result of the assignment of, or the parting of any interest in, the benefit of this Deed or the Agreement by the Purchaser or the failure by the Purchaser to claim the benefit of Extra-statutory Concession D33. If a Tax Authority denies the application of Extra-statutory Concession D33, such denial shall be treated as a Tax Claim for the purposes of clause 3 (Notice and Mitigation) which shall apply mutatis mutandis.

7.	CREDITS AND REDUCTIONS AND OVERPROVISIONS

7.1	The provisions of this clause shall apply where:

(a)	any Tax Liability gives rise to a Relief for the Company which would not otherwise have arisen (“a Relevant Relief”); or

(b)	the Company becomes entitled to any repayment of Tax in respect of any period ending on or before Completion not recognised as an asset in the Completion Accounts ( “an Overpayment “); or

(c)	any provision for Tax in the Completion Accounts proves to be an overprovision (“an Overprovision”); or

(d)	any expenditure by the Company or provision or reserve for or on account of any matter prior to Completion has been treated as deductible or allowable for Tax purposes and a Tax Liability arises or may arise because the expenditure, provision or reserve (or a part thereof) is not deductible in respect of the accounting period in which it was so treated as deductible or available but is deductible or available in another accounting period ending after Completion, the value to the Company, the Purchaser or any other member of the Purchaser’s Group of the deduction or allowance obtained in the relevant accounting period ending within 7 years of Completion in respect of the expenditure, provision or reserve, whether by way of reduced Actual Tax Liability, by way of an amount available for Group Relief surrender or otherwise, is to be treated as a “Relevant Amount” for the purposes of this clause

(e)	any Liability to Tax results from any income, profits or gains of the Company not received by the Company being subject to Tax and the Company subsequently receives the income,

profits or gains and is not subject to Tax on such income, profits or gains the amount of Tax which would otherwise have been payable in respect of the income, profits or gains is to be treated as a “Relevant Amount” for the purposes of this clause

7.2	The Purchaser shall procure that the Company, so far as reasonably possible, uses any Relevant Relief or Overprovision before any other Relief

7.3	For the purpose of dealing with a Relevant Relief, an Overpayment, an Overprovision or a Relevant Amount under this clause (together or singly a “Relevant Benefit”):

(a) the Purchaser shall procure that the details of the Relevant Benefit are given to the Vendors as soon as practicable after the Company receives those details;

(b) the amount of the Relevant Benefit shall be determined after deduction of all reasonable costs incurred in obtaining it and any Actual Tax Liability in respect of it and shall be exclusive of any interest (save to the extent that interest or repayment supplement is due from a Tax Authority is included (or allowed) in the Relevant Benefit)

7.4	Any Relevant Benefit shall be dealt with as follows:

(a)	the Relevant Benefit shall first be set off against any amount then due from the Vendors in respect of a Tax Liability or under the Warranties in the Agreement relating to Tax;

(b)	to the extent there is an excess of the Relevant Benefit after accounting for the same in accordance with sub-clause (a) above, the Purchaser shall procure that a refund shall be made to the Vendors for any previous payment or payments made by the Vendors in respect of a Tax Liability or under the Warranties in the Agreement relating to Tax and not previously refunded under this clause up to the amount of such excess;

(c)	to the extent that the excess referred to in sub-clause (b) of this clause is not exhausted under that sub-clause, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Vendors in respect of a Liability to Tax or under the Warranties in the Agreement relating to Tax

8.	TAX RETURNS

8.1	The Purchaser shall procure that all material communications to any Taxation Authority in respect of any accounting period commencing on or before Completion are first sent to the Vendors and the Purchaser shall consult with the Vendors regarding the contents of such communications and (without prejudice to the Purchaser’s rights under this Deed) shall incorporate any reasonable comments of the Vendors.

9.	COVENANT BY THE PURCHASER

9.1	The Purchaser covenants with the Vendors to pay to the Vendors an amount equal to any corporation tax of the Company which is assessed on the Vendors or any person connected with the Vendors pursuant to s.767A or s.767AA of ICTA, s.190 of the Taxation of Chargeable Gains Act 1992 or s.132 of the Finance Act 1988 (together with all interest, penalties and reasonable costs and expenses incurred by the Vendors in connection therewith) save that this clause shall not apply in respect of any Tax for which the Vendors are liable to make or have made payment to the Vendors under this Deed

9.2	Any payment which the Purchaser is obliged to make pursuant to this clause shall be made on or before the date which is three Business Days before the Vendors are obliged to pay the corporation tax in question in order to avoid interest or penalties and any payment not made on or before the due date for payment pursuant to this clause shall carry interest at the rate specified in clause 15.10 of the Agreement

10.	INCORPORATION OF PROVISIONS FROM THE AGREEMENT

The provisions set out in the Agreement (in the following Clauses of the Agreement) with regard to:

10.1	Joint and Several Liabilities (Clause 1.2.7);

10.2	Rights Cumulative (Clause 14.4);

10.3	Non-Waiver (Clause 14.5);

10.4	Release of One Vendor (Clause 14.6);

10.5	Invalidity (Clause 14.17);

10.6	Notices (Clause 14.8);

10.7	Law and Jurisdiction (Clause 14.9);

10.8	Counterparts (Clause 14.15); and

10.9	Third Party Rights (Clause 14.16);

shall have effect for the purposes of this Deed as if incorporated herein (save that references to ‘the Agreement’ shall be references to this Deed).

11. ASSIGNMENT This Deed shall be binding upon and inure for the benefit of the successors of the parties but shall not be assignable save that the Purchaser may assign the benefit of this Deed:

11.1	to any transferee of the share capital of the Company;

11.2	to a company in the Purchaser’s Group;

11.3	to any person in connection with the provision to the Purchaser or any company in the Purchaser’s Group of finance or financial facilities (whether in connection with the sale and purchase of the Sale Shares or otherwise)

Provided that the quantification of the amount of any liability of the Vendors under this clause 11 shall not be increased by reason only that the benefit of any claim in relation to the same has been assigned to a third party.

THE PARTIES have executed this document as a deed and delivered it upon its dating

SCHEDULE

The Vendors

Paul John Fraine of 16 Lower Camden, Chislehurst, Kent BR7 5HY

Julie Martindale of 3 Gold Hill West, Chalfont St. Peter, Bucks SL9 9JR

McGurk Group Limited of 267 Beverley Road, Hull HU5 2ST

Alison Jane Crisp of 26 Hampden Road, Kingston upon Thames, Surrey KT1 3HG

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Paul John Fraine	)

in the presence of:	)

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Julie Martindale	)

in the presence of:	)

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Alison Jane Crisp	)

in the presence of:	)

Witness Signature:

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

McGurk Group Limited	)

acting by the undernamed	)

Director

Secretary

EXECUTED as a Deed (and		)

delivered on its dating) by		)

SGS Packaging Europe Holdings Limited		)

Acting by		)

Director

SCHEDULE 6

Limitation of Vendors’ Liability

1.	The following paragraphs of this Schedule shall operate to limit the liability of the Vendors under or in connection with Claims and to afford certain protection to the Vendors.

2.	Financial Limits

2.1	The Vendors shall not be liable in respect of any claim made under or in respect of the Warranties or the Tax Deed unless the amount of such claim, together with the aggregate amount of all other single claims exceeds Thirty thousand pounds (£30,000) in which case the Vendors shall (subject to all other limitations on their liability referred to in this Agreement or in the Tax Deed) be liable for the whole amount and not merely the excess over £30,000.

2.2	The amount of each individual claim under or in respect of the Warranties in order to entitle the Purchaser to make a claim against the Vendors, must be not less than £1,000 (“single claims limit”) and if lower than the single claims limit that claim shall be disregarded for all purposes and provided always that for the purposes of this sub-clause a number of claims arising from the same act or omission shall be treated as one claim.

2.3	The total aggregate liability of the Vendors in respect of all Claims (inclusive of costs) shall not exceed the total amount of the consideration payable to the Vendors under this Agreement.

2.4	Without prejudice to the joint and several liability of the Vendors the total aggregate liability of each Vendor in respect of all Claims shall not exceed the amount of the total consideration actually received by each of them.

3.	Time Limit

3.1

The Vendors shall have no liability in respect of any claim under or in connection with any of the Warranties and/or under the Tax Deed or the Indemnities unless the Purchaser shall have given notice in writing to the Vendors of such claim specifying in reasonable detail the event or circumstances or matter giving rise to the claim the basis upon which the claim is made against the Vendors and if possible a reasonable estimate of the amount of such claim not later than:

3.1.1	in the case of a claim under the Warranties relating to taxation contained in Paragraph 3 of Schedule 4 or under the Tax Deed on or before the seventh anniversary of the date of this Agreement;

3.1.2	in the case of a claim under or in connection with any of the Warranties relating to environmental liability (whether under the provisions of Paragraph 2.8 of Schedule 4 or otherwise) or the indemnity contained in clause 9.2 of this Agreement on or before the seventh anniversary of the date of this Agreement; or

3.1.3	in any other case on or before the expiry of the second anniversary of this Agreement.

3.2	Any such claim that may have been made shall (if it has not been previously satisfied settled or withdrawn) be deemed to have been waived or withdrawn on the expiration of six months after the later of

(1)	the date it was notified under paragraph 3.1;

(2)	the date on which the aggregate amount of all single claims exceeds the amount set out in paragraph 2.1.2; and

(3)

in the case of a claim based on contingent liability the date on which the contingent liability becomes an actual liability subject always to the case that if any such contingent liability shall not have become an actual liability by the seventh anniversary of the date of this Agreement in the case of Warranties relating to Tax or pursuant to the Tax Deed or Warranties relating to environmental liability (whether under the provisions of Paragraph 2.8 of Schedule 4 or otherwise) or the indemnity contained in clause 9.2 of this Agreement and in the case of all other Warranties by the fourth anniversary of the date of this Agreement such claim in respect of the contingent liability shall no longer be capable of recovery from the

Vendors under this Agreement

unless court proceedings in respect of it shall then have been issued and served against the Vendors.

3.3	Nothing in this Schedule shall prevent the Purchaser from amending or amplifying any Claim at any time after its initial notification in accordance with this Paragraph 3.

4.	Recovery from Third Parties

In the event that the Vendors pay to or for the benefit of the Purchaser an amount in respect of any Claim and the Purchaser or the Company subsequently receives from any other person any payment in respect of the matter giving rise to the Claim the Purchaser will thereupon pay to the Vendor an amount equal to the payment received after having taken into account any costs liability or expense reasonably and properly incurred in respect thereof and taxation payable in respect thereof and except to any extent that the liability of the Vendors in respect of such claim was reduced to take account of such payment.

5.	No Duplication of Recovery

The Purchaser shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss under any provision of this Agreement or the Tax Deed and any amount recovered shall pro tanto satisfy and discharge any other Claim which is capable of being brought in respect of the same subject matter but for the avoidance of doubt without prejudice to the right of the Purchaser to choose the basis or bases upon which it proceeds to make any Claim where there is more than one Claim available to it in relation to the same subject matter.

6.	Successful Claims deemed to constitute a reduction in Purchase Price

The satisfaction by the Vendors of any claim under the Warranties and/or the Tax Deed and/or the Indemnities shall be deemed to constitute an equivalent reduction in the consideration payable by the Purchaser for the Sale Shares.

7.	Exclusions

7.1	The Vendors shall not be liable in respect of a claim under or in respect of the Warranties, the Indemnities or the Tax Deed to the extent that the matter giving rise to such claim is:

7.1.1	provided for or included as a liability or reserve made in the Completion Accounts; or

7.1.2	provided for or included as a liability or reserve made in the Annual Accounts and which is taken into account in calculating any amounts payable to the Vendors pursuant to Schedule 8 but only to the extent such provision, inclusion as a liability or reserve has resulted in a payment that would otherwise been made to the Vendors not being made

7.2	The Vendors will not be liable in respect of a claim under the Warranties (other than under the Tax Warranties or the Tax Deed):

7.2.1 to the extent that it would not have arisen but for any act or thing voluntarily done or omitted to be done by the Purchaser or by the Company (or by any of their respective agents or successors in title) after Completion other than in the ordinary course of the business but without prejudice to the Purchaser’s common law duty to mitigate its loss which could reasonably have been avoided and which the Purchaser (without expert professional advice) was aware (or ought reasonably to have been aware) would give rise to a claim but so that this exclusion shall not extend to any act carried out pursuant to a legally binding obligation incurred prior to the Completion Date;

7.2.2	to the extent that it is created or increased by the passing of any legislation or making of any subordinate legislation with retrospective effect or any decision of the Courts altering the accepted interpretation of any rule of law or any statutory provision as at Completion;

7.2.3	to the extent that any liability arises or is increased from or by any change of accounting practices and policies adopted by the Purchaser or the Company after Completion save where such accounting practices and policies are adopted in order to comply with Accounting Practice.

8.	Further Exclusions

The Vendors will not be liable in respect of a claim under the Warranties other than the Warranties relating to taxation) and (in the case of paragraphs 8.1 and 8.3 only) the Indemnities:

8.1	to the extent that it relates to any loss for which the Purchaser or the Company is indemnified by insurance or for which it would have been so indemnified if at the relevant time there had been maintained valid and reasonably adequate insurance cover of a type and level in force in relation to the Company at the date of this Agreement;

8.2	to the extent that it has arisen or is increased in respect of any act or omission stipulated to be carried out or omitted pursuant to and in accordance with the express terms of this Agreement;

8.3	to the extent that it comprises any liability which has been or is made good or otherwise compensated for at no expense or cost or loss or damage to the Purchaser and/or the Company or any other company in the Purchaser’s Group.

9.	Company’s Compliance

9.1	The Purchaser will procure that the Company will accept and comply with the provisions of this Schedule and of the Tax Deed as if the Company were a party to and bound by this Agreement and the Tax Deed.

9.2	The Vendors shall be under no liability in respect of any claim under the Warranties (other than Warranties in relation to Tax) to the extent that it is increased by the failure of the Purchaser or the Company to notify the Vendors in respect of the Claim in question.

9.3	The provisions of this Schedule and the Tax Deed apply notwithstanding any other provisions of this Agreement or its Schedules or the Tax Deed and will not be discharged or cease to have effect in consequence of any termination of any other provisions of this Agreement or the Tax Deed.

10.	Purchaser’s Acknowledgement

The Purchaser acknowledges that it has not been induced to enter into this Agreement by any representation promise or warranty other than the Warranties and Indemnities. Accordingly (except in respect of fraud) no representations warranties or undertakings (apart from the Warranties and Indemnities) express or implied statutory or otherwise made by or on behalf of the Vendors and in relation to the Company shall give rise to any liability for misrepresentation on the part of the Vendors or the maker or makers of any such representations, warranties or undertakings.

11.	Duty to Mitigate

Notwithstanding any other provisions of this Schedule or any other limitations upon the Vendors’ liability in this Agreement or in the Tax Deed the Purchaser shall so far as it is reasonable in the circumstances take all reasonable steps to mitigate its loss in accordance with its duty so to do at common law and shall procure that the Company performs a similar duty.

12.	Conduct of Claims by and Recovery from Third Parties

12.1	In this Paragraph:

12.1.1 “Relevant Third Party Claim” means any claim by a third party against the Company which will or may give rise to a claim under the Warranties (other than under the Warranties relating to Taxation); and

12.1.2 “Third Party Recovery Right” means any right by way of legal claim or counterclaim to which the Purchaser or the Company is or becomes entitled to recover from any third party any sum in respect of any loss damage or liability which is or may be the subject of a claim under the Warranties (other than under the Warranties relating to Taxation or pursuant to the Tax Deed) or under the indemnity contained in Clause 9.2.1.

12.2	The Vendors may require the Purchaser at the expense of the Vendors to take and to procure that the Company takes all such reasonable steps or proceedings as the Vendors may reasonably and by reasonably prompt written notice request in order:

12.2.1	to avoid resist mitigate compromise defend or appeal against any Relevant Third Party Claim; or

12.2.2	to enforce any Third Party Recovery Right.

12.3	The Purchaser shall act and shall procure that the Company shall act in accordance with any such requirements subject to the Purchaser and/or the Company being properly indemnified and secured by the Vendors to the reasonable satisfaction of the Purchaser against all costs and expenses which may be reasonably and properly incurred in connection with the taking of those steps or proceedings.

12.4	For the purpose of enabling the Vendors to avoid dispute resist mitigate compromise defend or appeal against any Relevant Third Party Claim or to enforce any Third Party Recovery Right or to decide what steps or proceedings should be taken in order to do so, the Purchaser shall:

12.4.1	as soon as reasonably practicable give notice to the Vendors of any Relevant Third Party Claim (or their circumstance giving or likely to give rise to a Relevant Third Party Claim) coming to its notice specifying the nature of the Relevant Third Party Claim in reasonable detail;

12.4.2	as soon as reasonably practicable give notice to the Vendors within a reasonable time of it becoming aware that circumstances giving or likely to give rise to a Third Party Recovery Right;

12.4.3

give the Vendors or their duly authorised representatives reasonable access by prior appointment (which shall be arranged as soon as reasonably practicable after being requested by the Vendors) to the personnel of the Purchaser and/or the Company (as the case may be) and to any relevant assets information or documents or records reasonably requested by the Vendors to enable the Vendors and their duly authorised representatives to investigate the Relevant Third Party

Claim or Third Party Recovery Right and to examine and take copies or photographs of the relevant assets, documents, information and records at their own expense and provided for the avoidance of doubt that nothing in this Schedule shall require the Purchaser or the Company to disclose to the Vendors or their duly authorised representatives any records documents communications or other things which are protected by legal privilege in relation to any claim which may be made against the Vendors or the Studios Vendors or which the Vendors or the Studios Vendors may make against the Purchaser or any other company in the Purchaser’s Group (and for this purpose “Group” shall have the meaning given to it in Clause 1 of this Agreement and also the meaning given to it in relation to Paragraph 3 of Schedule 4 and in the Tax Deed)

12.5	Neither the Purchaser nor the Company shall be obliged to take any such steps or proceedings if having given the Vendors notice in accordance with Paragraph 12.4.1 the Purchaser has not within a reasonable period from receipt of such notice from the Purchaser received a request in writing from the Vendors to do so specifying the steps or proceedings requested to be taken;

12.6	Neither the Purchaser nor the Company shall be obliged to comply with any request of the Vendors made under this Paragraph 12:

12.6.1 unless (if so required by the Purchaser) they have been advised in writing by Counsel of at least ten years’ standing (jointly nominated by the Purchaser and the Vendors or in default of agreement appointed by the President of the Law Society in England and Wales) and instructed jointly by the Vendors’ Solicitors and the Purchaser’s Solicitors at the expense of the Vendors that such steps or proceedings will on a balance of probabilities succeed;

12.6.2 if in the reasonable opinion of the Purchaser such steps or proceedings will involve the disclosure if information confidential to the Company or any other company in the Purchaser’s Group or result in a material adverse effect on the Company’s business or that of any other company in the Purchaser’s Group or is contrary to any obligations binding upon any of them.

12.7	The Purchaser shall not be obliged to comply with any unreasonable instruction or request of the Vendors.

12.8	The Purchaser shall be entitled to decline to comply with any instruction or request of the Vendors if the Purchaser considers that complying with such instruction or request may be prejudicial to the commercial or trading or contractual relationship or position or the goodwill of the Purchaser or any company in the Purchaser’s Group with a client customer or supplier and if it is the case that the Purchaser’s main reason for declining so to comply shall be the preservation of any such relationship position or goodwill and for no other reason whatsoever then the Vendors shall have no liability to the Purchaser in respect of such a claim to the extent that a Relevant Third Party Recovery Right or the Relevant Third Party Claim is lost by reason of the Purchaser’s decision but not further or otherwise.

12.9	The Purchaser shall not be obliged to comply with any instruction or request of the Vendors to take any action against any person who is at the time or will be an employee or officer of the Purchaser or any other company in the Purchaser’s Group.

12.10	If any sum recovered by the Company from a third party under a Third Party Recovery Right any Claim in respect of any loss damage or liability to which that sum relates shall be reduced (without prejudice to any other rights or remedies of the Purchaser) by the amount of the sum recovered from the third party after deducting from it all costs charges and expenses incurred and taxation which is payable in respect of such sum and not recovered by the Purchaser or the Company (as the case may be) in recovering that sum from the third party provided that nothing in this Paragraph shall prevent the Purchaser from making progressing and/or enforcing any Claim against the Vendors or obtaining payment properly due to it from the monies held in any Retention Account or shall entitle the Vendors to delay in making any payment properly due to the Purchaser in connection with any Claim.

12.11	The Purchaser shall keep the Vendors reasonably informed of all relevant matters and shall promptly forward or procure to be forwarded to the Vendors copies of all material correspondence, notes and other written communications pertaining thereto (except where the same are protected by legal privilege for the purpose of bringing or defending any claim by the Purchaser against the Vendors or the Studios Vendors or any claim.

13.	Tax Deed

The provisions in Clauses 2.3.and 3 of the Tax Deed shall apply mutatis mutandis to the Warranties relating to Tax contained in paragraph 3 of Schedule 4 in addition to those set out in this Schedule.

14.	Exclusion of Limitation

The provisions of this Schedule shall not apply in respect of any Claim if it is (or the delay in the discovery of which is) the consequence of fraud or wilful concealment by any of the Vendors or any person connected to any of the Vendors.

15.	Overprovisions in Relation to Debtors

To the extent that any provision for bad or doubtful debts contained in the Completion Accounts proves to be an overprovision any such overprovision shall be set off against any claim by the Purchaser in relation to Warranty 2.7.2 (Debts).

SCHEDULE 7

Completion Accounts

Part 1

1.	Definitions and Interpretation

In this Schedule where the context so admits the following words and terms shall have the following meanings:

“Completion Accounts”	the accounts prepared in accordance with Paragraph 2 of this Schedule and agreed or determined in accordance with Paragraph 3 of this Schedule;

“Net Assets”	the aggregate value of all fixed and current assets (excluding goodwill patents trade marks and other intangible assets) less the aggregate value of all current and deferred liabilities and provision for liabilities which require to be recognised in accordance with FRS 12 and excluding any reserve or capital created by the upward revaluation of assets subsequent to the Balance Sheet Date to be determined solely by reference to the Completion Accounts

“Net Working Capital”	the aggregate value of all current assets including for the avoidance of doubt cash in hand and at bank stock work in progress trade debtors prepayments less the aggregate value of all current liabilities including trade creditors other creditors and accruals social security and taxation and provision for liabilities which require to be recognised in accordance with FRS 12 to the extent that it is a current liability to be determined solely by reference to the Completion Accounts

“Target Studios Net Assets”	£1,250,000

“Target Studios Net Working Capital”	£207,000

2.	Completion Account

2.1	The Purchaser shall as soon as reasonably practicable and in any event within sixty (60) days after Completion prepare or procure the preparation of accounts for the Company in accordance with the provisions of this Schedule for the period from 1 April 2006 to the Completion Accounts Date. The Vendors shall supply promptly all such information and provide access to all such records and personnel as the Purchaser shall reasonably require for this purpose.

2.2	The Completion Accounts shall be prepared by the Purchaser in accordance with Accounting Practice and (subject thereto) and on the basis of the same accounting principles, policies and bases used in the preparation of the Audited Accounts (to the extent that the same are consistent with Accounting Practice) but subject to the requirements of Paragraph 2.3 in the format set out in Part 2 of this Schedule 7.

2.3	In preparing the Completion Accounts:

2.3.1	no value shall be attributed to goodwill or any other intangible asset;

2.3.2	an inventory of fixed assets will be taken and such fixed assets shall be included at the value at which they were included in the Audited Accounts (or if acquired after the Balance Sheet Date their cost) subject to depreciation on a pro rata basis at the rates used in the Audited Accounts and in each case less provisions for damage or impairment on the same basis used in preparing the Audited Accounts;

2.3.3	stock (not including stocks held by the Company under any Consignment Stock Agreement which shall not be included in the Completion Accounts) shall be determined on the same basis as used in the Audited Accounts and provision will be made for unuseable unsaleable slow moving or deteriorated stock;

2.3.4	no value shall be attributed to any asset (including in particular any pre payment or debt) except to the extent that following Completion the Company will have the benefit of the same;

2.3.5	full provision shall be made for rebate or discount that will fall due and fees and commissions that will become payable after the Completion Accounts Date in either case in respect of sales or other transactions that took place before the Completion Accounts Date;

2.3.6	full provision shall be made in respect of all bonuses and other payments in favour of the directors or employees or former directors or employees other than a bonus of £117,000 paid or payable to Alison Jane Crisp on or around the date of this Agreement together with employer’s NIC thereon;

2.3.7	full provision shall be made for any debts due in the ordinary course of trading outstanding and uncollected at the Completion Accounts Date for a period of more than 120 days past the due date and still outstanding at the time that the final draft of the Completion Accounts are delivered to the Vendors pursuant to Paragraph 3.1 of this Part 1 of Schedule 7 and proper provision or reserve shall be made for all other bad or doubtful debts;

2.3.8	no provision shall be made for any matter which is the subject of and is covered by the Indemnities;

2.3.9	no provision shall be made for the costs of reinstatement or making good dilapidations to the Properties;

2.3.10	no provision shall be made for corporation tax;

2.3.11	full provisions shall be made for any declared but unpaid dividends;

2.3.12	No value shall be attributed to work in progress

2.3.13	full provision shall be made for the stamp duty land tax payable in respect of the lease of the premises of Morley Street, London, notwithstanding that such lease completed after the Completion Accounts Date

2.4	The Purchaser shall procure the preparation of completion accounts in relation to Studios in accordance with Schedule 7 of the Studios Agreement.

3.	Procedure

3.1	The Purchaser shall deliver a final draft of the Completion Accounts to the Vendors within sixty (60) days after the date of Completion together with such working papers used in connection with the preparation of the same as shall be necessary or appropriate to understand and agree the Completion Accounts and shall in addition at the same time send to the Vendors their draft calculation of the Net Assets and of the Net Working Capital.

3.2	Unless the Vendors shall notify the Purchaser in writing within twenty eight (28) days after receipt of the draft Completion Accounts and draft calculation of the Net Assets that they do not accept that such draft Completion Accounts and/or draft calculation of Net Assets and/or of the Net Working Capital comply with Paragraph 2 of this Schedule the Vendors shall be deemed to have accepted such drafts as complying with Paragraph 2 of this Schedule.

3.3	If within the period of twenty eight (28) days after receipt of the draft Completion Accounts and/or draft calculation of Net Assets and/or of the Net Working Capital referred to in Paragraph 3.1 of this Schedule the Vendors shall notify the Purchaser in writing that in the opinion of the Vendors the drafts do not comply with Paragraph 2 of this Schedule then the Vendors and the Purchaser shall use their respective best endeavours to reach agreement within a further period of twenty eight (28) days of the last mentioned period (or such further extended period as the parties shall agree in writing) upon adjustment to the drafts to meet the objections of the Vendors and to agree the value of the Net Assets and of the Net Working Capital.

3.4	In the event that the Vendors and the Purchaser are unable to reach agreement pursuant to Paragraph 3.3 of this Schedule any matter in dispute shall be referred forthwith to the decision of a single independent chartered accountant or an independent firm of chartered accountants to be agreed upon between them or (failing agreement) to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants for England and Wales. Such independent chartered accountant or independent firm of chartered accountants shall act as experts and not as arbitrators and shall determine the matter or matters in dispute and his or their decision shall be binding save in the event of fraud or manifest error. The costs of the independent chartered accountant or the independent firm of chartered accountants (as the case may be) shall be borne by the Vendors and the Purchaser equally or in such other proportions as the said accountant or accountants shall direct.

3.5	If the Vendors accept or are deemed to accept that the said draft Completion Accounts and draft calculation of the Net Assets and of the Net Working Capital comply with Paragraph 2 of this Schedule such drafts or (if Paragraph 3.4 shall apply) such drafts as adjusted by the independent accountant or accountants shall be the Completion Accounts and the Net Assets and the Net Working Capital for the purposes of this Agreement and shall be final and binding on the parties.

3.6	The Purchaser shall or shall procure that the Purchaser’s Accountants shall provide such information and explanation relating to the draft Completion Accounts and draft calculation of Net Assets and the Net Working Capital and their preparation as the Vendors or the Vendor’s Accountants or any independent chartered accountant or independent firm of chartered accountants appointed pursuant to Paragraph 3.4 shall reasonably require.

3.7	For the avoidance of doubt the Vendors shall in relation to all matters relating to the Completion Accounts and for all purposes of this Schedule act jointly. The Purchaser and the Purchaser’s Accountants shall not be obliged to treat with the Vendors other than through the Vendors’ Accountants in relation to this Schedule and provided that any notice required to be given to the Vendors under this Schedule shall be given to them at the Vendors’ Solicitors marked for the attention of Neil Jenneson.

4.	Adjustment of Consideration

4.1

When the Completion Accounts and statement of Net Assets and of Net Working Capital have become binding in accordance with paragraph 3.5 of Part 1 of this Schedule 7 and the Completion Accounts and statement of Net Assets and of Net Working Capital of Studios (all such terms as defined in the Studios Agreement) shall have become binding in accordance with paragraph 3.5 of Part 1 of Schedule 7 of the Studios Agreement the consideration payable under this Agreement shall be reduced by the amount (if any) by which the Net Assets of the Company as at the Completion Accounts Date as shown by the

Completion Accounts are less than nine hundred and fourty-six thousand pounds (£946,000) or by which the Net Working Capital of the Company as at the date of Completion as shown by the Completion Accounts is less than seven hundred and sixty two thousand pounds (£762,000) (whichever shall be the greater amount after having taken into account any reduction in the shortfall as hereafter provided) provided that any shortfall shall be reduced as follows:-

4.1.1	to the extent by which the Net Assets of Studios (as defined in the Studios Agreement) as shown by the Completion Accounts of Studios (as defined in the Studios Agreement) prepared in accordance with and which have become binding pursuant to the provisions of Schedule 7 of the Studios Agreement) exceed the Target Studios Net Assets; and

4.1.2	to the extent by which the Net Working Capital of Studios (as defined in the Studios Agreement) as shown by the Completion Accounts of Studios (as defined in the Studios Agreement) prepared in accordance with and which have become binding pursuant to the provisions of Schedule 7 of the Studios Agreement) exceed the Target Studios Net Working Captial

4.2	Any reduction in the consideration payable under this Agreement shall be paid by the Vendors to the Purchaser within ten (10) Business Days after the Completion Accounts and the Studios Completion Accounts (as defined in the Studios Agreement) have become binding as aforesaid and the Purchaser may but shall not be obliged to make recourse to the Retention in respect of any claim for payment under this Schedule but may do so if the Vendors are in default of their obligations to make any such payment.

5.	Interaction with other Provisions

Save as expressly provided in this Agreement neither the agreement or determination of the Completion Accounts nor the adjustment of the consideration pursuant to this Schedule shall constitute or operate as a waiver of or affect any other rights powers or remedies of the Purchaser or any other provision of this Agreement or the Studios Agreement and shall not preclude the exercise by the Purchaser of any other right power or remedy of the Purchaser arising under this Agreement the Studios Agreement or otherwise

Part 2

Pro Forma Completion Accounts

Amounts are for illustration only being based on the Management Accounts as at

31 December 2006

Summarised profit and loss account

	£’000	£’000
Turnover	3,166
Direct materials and labour	1,442	1,724

Sundry income		1

		1725

Expenses (including £81,000 exceptional recruitment costs for increasing head count as identified in document C1(v) contained in the Disclosure Letter)	700
Finance costs	21
Depreciation	47	768

Net profit before tax		957

Summarised balance sheet, Net Assets and Net Working Capital

		£’000
Fixed assets		205
Current assets	1,449
Current liabilities	687
Net Working Capital		762

		967
Long term liabilities		21

Net Assets		946

Share capital and reserves		946

Note:

No corporation tax has been provided on the trading result for the period covered by the Management Accounts

SCHEDULE 8

Annual Accounts

Part 1

1.	Definitions and Interpretation

In this Schedule where the context so admits the following words and terms shall have the following meanings:

“Annual Accounts”	the audited balance sheet of the Company made up as at the Annual Accounts Date and the audited profit and loss of the Company for the twelve month accounting reference period ending on that date;

“Annual Accounts Date”	31st March 2007;

“EBITDA”

net operating profit of the Company as shown in the Annual Accounts after making the following adjustments in line with the pro forma set out in Part 2 of this Schedule 8 in relation to the period for which the Annual Accounts are prepared:

(1) before the deduction of bank interest and the interest and charges levied by debtor finance arrangements and corporation tax payable in respect of such period;

(2) excluding any interest receivable during such period;

(3) after adding back any depreciation on fixed assets and amortisation of goodwill during such period; and

(4) after adding back any exceptional and/ or non-recurring items including (without limitation) those items under the headings listed as “exceptional recruitment costs” in document DD16 contained in the Disclosure Bundle, the bonus paid or payable to Alison Jane Crisp on or around the date of this Agreement in the sum of £117,000 together with employer’s NIC thereon, any costs or provisions for any matter which is the subject of and is covered by the Indemnities and any costs or provisions for the costs of reinstatement or making good dilapidations to the Properties;

(5) excluding profits or losses attributable to the disposal of fixed assets during such period; and

(6) before dividends (whether paid accrued or otherwise provided for) or other distributions to shareholders during such period;

“EBITDA Statement”	the statement in the form of the pro forma statement as set out in Part 2 of this Schedule of the EBITDA prepared in accordance with Paragraph 2 of this Schedule and agreed or determined in accordance with Paragraph 3 of this Schedule;

“Thames 2007 EBITDA”	the EBITDA of the Company in the twelve month accounting reference period ending on the Annual Accounts Date on the same basis as the pro forma set out in Part 2 of this Schedule 8;

“Studios 2007 EBITDA”	the EBITDA of Studios in the twelve month accounting reference period ending on the Annual Accounts Date on the same basis as the pro forma set out in Part 2 of the Studios Agreement of this Schedule 8;

“2007 EBITDA”	the aggregate of the Thames 2007 EBITDA and the Studios 2007 EBITDA;

“Target EBITDA”	the aggregate of the Target Studios EBITDA and the Target Thames EBITDA being one million seven hundred thousand pounds (£1.7m) in total;

2.	Annual Accounts

2.1	The Purchaser shall as soon as practicable after the Annual Accounts Date and in any event within four (4) months after the Annual Accounts Date procure the preparation by the Purchaser’s Accountants of the Annual Accounts and of the EBITDA Statement in accordance with the provisions of this Schedule.

2.2	The Annual Accounts shall be prepared by the Purchaser in accordance with Accounting Practice and subject thereto on the basis of the same accounting principles, policies and bases used in the preparation of the Audited Accounts (to the extent that the same are consistent).

2.3	The Purchaser shall procure the preparation of annual accounts in relation to Studios in accordance with Schedule 8 of the Studios Agreement.

3.	Procedure

3.1	The Purchaser shall deliver a final draft of the Annual Accounts to the Vendors and the Studios Vendors within four (4) calendar months after the Annual Accounts Date together with a draft of the EBITDA Statement and together also with such working papers used in connection with the preparation of the same as the Purchaser considers necessary or appropriate to understand and agree the EBITDA Statement.

3.2	Unless the Vendors or the Studios Vendors (acting jointly) shall notify the Purchaser in writing within twenty eight (28) days after receipt of the draft EBITDA Statement that they do not accept that such draft EBITDA Statement is a true and accurate statement of 2007 EBITDA the Vendors and the Studios Vendors shall be deemed to have accepted such draft as being a true and accurate statement of 2007 EBITDA.

3.3	If within the period of twenty eight (28) days after receipt of the draft EBITDA Statement referred to in Paragraph 3.1 of this Schedule the Vendors or the Studios Vendors shall notify the Purchaser in writing that in the opinion of the Vendors and the Studios Vendors the draft EBITDA Statement is not a true and accurate statement of 2007 EBITDA then the Vendors and the Studios Vendors on the one part and the Purchaser on the other part shall use their respective best endeavours to reach agreement within a further period of fourteen (14) days of the last mentioned period (or such further extended period as the parties shall agree in writing) upon adjustments to the draft EBITDA Statement to meet the objections of the Vendors and the Studios Vendors and to agree the amount of 2007 EBITDA.

3.4	In the event that the Vendors and the Studios Vendors on the one part and the Purchaser on the other part are unable to reach agreement pursuant to Paragraph 3.3 of this Schedule any matter in dispute shall be referred forthwith to the decision of a single independent chartered accountant or an independent firm of chartered accountants to be agreed upon between them or (failing agreement) to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants for England and Wales. Such independent chartered accountant or independent firm of chartered accountants shall act as experts and not as arbitrators and shall determine the matter or matters in dispute and his or their decision shall be binding save in the event of fraud or manifest error. The costs of the independent chartered accountant or independent firm of chartered accountants (as the case may be) shall be borne by the Vendors and the Studios Vendors and the Purchaser equally or in such other proportions as the said accountant or accountants shall direct.

3.5	If the Vendors and the Studios Vendors (acting jointly) accept or are deemed to accept that the said EBITDA Statement is an accurate statement of 2007 EBITDA such draft EBITDA Statement or (if Paragraph 3.4 shall apply) the final draft of the EBITDA Statement as adjusted by the independent accountant or accountants shall be the EBITDA Statement for the purposes of this Agreement and shall be final and binding on the parties.

3.6	The Purchaser shall and shall procure that the Purchaser’s Accountants shall provide such information and explanation relating to the draft Annual Accounts and the draft EBITDA

Statement and their preparation as a majority of each of the Vendors and the Studios Vendors (acting jointly) or the Vendors’ Accountant or any independent chartered accountant or independent firm of chartered accountants appointed pursuant to Paragraph 3.4 shall reasonably require.

3.8	For the avoidance of doubt the Vendors and the Studios Vendors shall in relation to all matters relating to the Annual Accounts and for all purposes of this Schedule act jointly. The Purchaser and the Purchaser’s Accountants shall not be obliged to treat with the Vendors other than through the Vendors’ Accountants in relation to this Schedule and provided that any notice required to be given to the Vendors under this Schedule shall be given to them at the Vendors’ Solicitors marked for the attention of Neil Jenneson.

3.8	Each of the parties shall perform its obligations under and observe the terms of Schedule 8 of the Studios Agreement.

4.	Adjustment of Consideration

4.1	When the EBITDA Statement has become binding in accordance with Paragraph 3.5, and subject to Paragraph 4.4, if the amount of 2007 EBITDA equals or exceeds Target EBITDA:

4.1.1	subject to Clause 8 of the Agreement and to Clause 8 of the Studios Agreement the EBITDA Retention will be released and paid to the Vendors’ Solicitors as agents for the Vendors and the Studios Vendors; and

4.1.2	the Purchaser shall pay by way of additional consideration for the Sale Shares payable under this Agreement and for the Studios Shares payable under the Studios Agreement a sum equal to one half of the amount by which 2007 EBITDA exceeds the Target EBITDA.

and the Vendors and the Studios Vendors shall as soon as reasonably practicable thereafter and in any event within seven days of the Payment Date notify the Purchaser of the apportionment of such additional consideration as between the Sale Shares as a whole and the Studios Shares as a whole.

4.2

Subject to Paragraph 4.3, if the 2007 EBITDA is less than the Target EBITDA then the amount by which the 2007 EBITDA is less than the Target EBITDA will be multiplied by a factor of 5.4 and the amount which is equal to the product will be paid by the Vendors and the Studios Vendors to the Purchaser. The amount payable to the Purchaser shall (to the extent that there are monies standing to the credit of the EBITDA Retention Account (after addition of interest and deduction of bank charges and other amounts which the bank or the Vendors’ Solicitors and the Purchaser’s Solicitors are bound to make)) be released and paid from the EBITDA Retention Account within ten (10) Business Days of the date when the EBITDA Statement shall have become binding in accordance with Paragraph 3.5 and if such monies shall be less than such amount then the Vendors and the Studios Vendors shall pay the amount of the balance of any monies payable to the Purchaser also within ten (10) Business Days of such date. Subject always to Clause 8 of the Agreement and Clause 8 of the Studios Agreement the balance of the EBITDA Retention (if any) will be released and paid to the Vendors Solicitors. For the avoidance of doubt and by way of example only if 2007 EBITDA is One million six hundred thousand pounds (£1.6m) the Purchaser shall be entitled to be paid Five hundred and forty thousand pounds (£540,000) and (subject to Clause 8 of the Agreement and Clause 8 of the Studios Agreement) the sum of One million and eighty thousand pounds (£1,080,000) will be paid to the Vendors’ Solicitors from the EBITDA Retention (together with any relevant interest thereon).

4.3	The parties agree and acknowledge that in the event that 2007 EBITDA is less than the Target EBITDA the liability of the Vendors and the Studios Vendors to the Purchaser under this Schedule shall not exceed the sum of one million six hundred and twenty thousand pounds (£1,620,000) (being the EBIDTA Retention) but save as expressly provided otherwise in this Agreement neither the agreement or determination of the EBITDA Statement nor the adjustment of the consideration pursuant to this Schedule shall constitute or operate as a waiver of or affect any other rights powers or remedies of the Purchaser or any other provision of this Agreement or the Studios Agreement and shall not preclude the exercise by the Purchaser of any other right power or remedy of the Purchaser arising under this Agreement the Studios Agreement or otherwise.

4.4	In the event that there is a dispute between the Purchaser and the Vendors or the Studios Vendors as to the 2007 EBITDA (notwithstanding the amount in dispute) such amount as is not in dispute shall (and notwithstanding the specific provisions of Clause 8.10 of the Agreement and of Clause 8.10 of the Studios Agreement) but subject always to any amounts being validly retained pursuant to Clause 8 of the Agreement or (as the case may be) Clause 8 of the Studios Agreement be released and paid from the EBITDA Retention to the Vendors’ Solicitors as agent for the Vendors and the Studios Vendors (together with any relevant interest thereon and after deduction or allowance for any bank charges and other deductions which the bank or the Vendors’ Solicitors and the Purchaser’s Solicitors are bound to make)

Part 2

Pro Forma EBITDA Statement

Amounts are for illustration only being based on the Management Accounts as at

31 December 2006

	£’000	£’000
Net profit before tax		957

Add

Depreciation	47

Interest	3

Exceptional recruitment costs for increasing head count (as identified in document C1(v) a copy of which is contained in the Disclosure Bundle	81	131

EBITDA		1088

SCHEDULE 9

The Studios Vendors

Patrick Edward McGurk

20 Alanhall Way

Westella Road

Kirkella

East Yorkshire

HU10 7QU

Lawrence McGurk

57 Prince of Wales

Apartments

South Cliff

Scarborough

North Yorkshire

YO11 2BB

Alison Louise Austin

19 Green Lane

Cottingham

East Yorkshire

HU16 5JJ

Jonathan Robert McCarthy

19 Green Lane

Cottingham

East Yorkshire

HU16 5JJ

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

McGurk Group Limited	)

Acting by	)

	Director	/s/ Patrick Edward McGurk

	Secretary	/s/ Ian Newton
EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Paul John Fraine	) /s/ Paul John Fraine

in the presence of:	)

Witness Signature:	/s/ Stephen J. Trynka

Witness Name:	Stephen J. Trynka

Witness Address:	Wilberforce Court Hull

Witness Occupation:	Solicitor

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Julie K Martindale	) /s/ J. K. Martindale

in the presence of:	)

Witness Signature:	/s/ Stephen J. Trynka

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Alison Jane Crisp	) /s/ Alison Jane Crisp

in the presence of:	)

Witness Signature:	/s/ Stephen J. Trynka

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

SGS Packaging Europe Holdings Limited	)

Acting by	)

	Director	/s/ Brian McGrath

	Secretary/Director	/s/ Richard Jones
EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Patrick Edward McGurk	) /s/ Patrick Edward McGurk

in the presence of:	)

Witness Signature:	/s/ Stephen J. Trynka

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Lawrence McGurk	) /s/ Patrick Edward McGurk

in the presence of:	) as attorney

Witness Signature:	/s/ Stephen J. Trynka

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Alison Louise Austin	) /s/ A. L. Austin

in the presence of:	)

Witness Signature:	/s/ Stephen J. Trynka

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED as a Deed (and	)

delivered upon its dating) by	)

Jonathan Robert McCarthy	) /s/ Jonathan Robert McCarthy

in the presence of:	)

Witness Signature:	/s/ Stephen J. Trynka

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED as a deed by
SGS INTERNATIONAL INC.

/s/ Brian McGrath
Authorised signatory

/s/ Richard Jones
Authorised signatory